MASTER SERVICES AGREEMENT

This Master Services Agreement (“Master Services Agreement”) is made as of  July ___, 2011 (the “Effective Date”) by and among Morris Publishing Group, LLC, a limited liability company organized under the laws of the State of Georgia (“MPG”), and Morris Communications Company, LLC, a limited liability company organized under the laws of the State of Georgia (“MCC,” MCC and MPG, each and jointly, hereinafter referred to as “Customer”), on the one hand, and NIIT Media Technologies, LLC, a limited liability company organized under the laws of the State of Delaware Provider, on the other hand.  Customer and Provider are sometimes referred to in this Agreement individually as a “Party” and, jointly, as the “Parties.”

RECITALS

WHEREAS, immediately prior to the Effective Date, Customer and its Affiliates had received certain (i) technology services, such as desk-side support, help desk support, data hosting, application development and support and network support, and (ii) supporting process services, such as call center services, finance and accounting services, human resources services and print media circulation services via a shared services center through an Affiliate, MStar Solutions, LLC (“MStar”);

WHEREAS, NIIT Technologies, Inc. (“NIIT USA”) is in the business of providing certain services, including some of the services being provided by MStar to Customer immediately prior to the Effective Date;

WHEREAS, NIIT USA and MStar have entered into a joint venture, whereby, pursuant to a Contribution Agreement and an LLC Agreement by and among Provider, NIIT USA and MStar, dated as of the Effective Date (collectively, the “JV Agreement”), MStar will contribute to Provider all assets used to operate the aforementioned shared services center and NIIT USA will contribute to Provider capital in the amount set forth in the JV Agreement, future offshoring capabilities, and technical and processes competency skills;

WHEREAS, Customer, on its own behalf and on behalf of certain of its Affiliates, wishes to engage Provider for certain services that relate to, among other things, technology, back office and advertisement production, as more clearly set forth in the Statements of Work of Schedule B attached hereto; and

WHEREAS, Provider wishes to be engaged to provide such services on the terms and conditions set forth in  this Master Services Agreement together with any Schedules and Exhibits attached hereto (collectively, the “Agreement”).

NOW, THEREFORE, in consideration of the terms contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	AGREEMENT STRUCTURE

1.1 Structure.

  The Agreement shall consist of the terms and conditions set forth in this Master Services Agreement, the Schedules listed in Section 1.2 and any Exhibits thereto.

1.2 Schedules.

  The Schedules to this Agreement are as follows:

1.2.1 Schedule A entitled “Defined Terms” sets forth certain defined terms used in the Agreement;

1.2.2 Schedule B, which details the “Statements of Work” describes the Services that Provider is to perform;

1.2.3 Schedule C entitled “Service Levels and Service Credits” identifies and describes the Service Levels, sets forth rules for applying the Service Levels, identifies and describes the Service Credit regime, and sets forth rules for calculating Service Credits;

1.2.4 Schedule D entitled “Governance” sets forth certain rules addressing Customer’s management of the Agreement, and Provider’s management of its relationship with the Customer and the Services;

1.2.5 Schedule E entitled “Charges, Invoicing, and Payment” contains rules governing the calculation of the Charges, the invoicing of such Charges by Provider, and the payment of such Charges by Customer;

1.2.6 Schedule F entitled “Security and Privacy” are the security and privacy policies of Customer that Provider has agreed to adopt as its own for purposes of providing the Services;

1.2.7 Schedule G entitled “Audits” sets forth the Parties’ respective audit rights and obligations;

1.2.8 Schedule H entitled “Insurance” sets forth the Provider’s obligations with respect to insurance;

1.2.9 Schedule I entitled “Retained Tasks” sets forth the tasks retained by Customer;

1.2.10 Schedule J entitled “Disengagement Assistance” describes the assistance related to any disengagement of Provider hereunder that Provider is to provide in accordance with Section 12.6;

1.2.11 Schedule K entitled “Termination Charges” sets forth the fees applicable to termination by Customer for convenience and without cause of this Agreement

1.2.12 as a whole or substantially as a whole, and of each Function for each month during the Term, which fees shall decline month by month;

1.2.13 Schedule L entitled “Transition Plan” describes, and establishes a timeline for, the performance of critical transition tasks, functions and responsibilities for the transition of Services from Customer to Provider; and

1.2.14 Schedule M entitled “Letter Agreement by MCC” sets forth the Agreement of even date executed by MCC with MPG and Provider undertaking certain payments to the Provider.

1.3 Other Rules of Construction and Interpretation.

1.3.1 Capitalized Terms.  Capitalized terms not defined in the Agreement, which includes any Schedules and Exhibits attached thereto, shall have the meanings given to them in Schedule A.

1.3.2 Order of Precedence.  In the event of a conflict, ambiguity or inconsistency between the provisions of this Master Services Agreement and any Schedule (including its Exhibits), the terms of this Master Services Agreement shall govern unless a provision of the Schedule (including its Exhibits) expressly states that it is intended to supersede this Master Services Agreement.

1.3.3 Interpretations; Rules of Construction.  The following interpretations and rules of construction shall apply:  (a) headings preceding the text of sections and headings to any Schedules and Exhibits are used for convenience only and are not to be considered in construing or interpreting this Agreement; (b) any reference to a Section will be to the document in which it is included (e.g., the Master Services Agreement or a Schedule or Exhibit thereto) unless such reference specifically references another document; (c) references to any Law refer to such Law in changed or supplemented form, or to a newly adopted Law replacing a previous Law; (d) the use of the term “including” and inflections thereof, or of the abbreviation “e.g.” mean “including without limitation,” “include without limitation” or “includes without limitation;” (e) “may” means has the right, but not the obligation to do something and “may not” means does not have the right to do something; (f) “will” and “shall” are expressions of command, not merely expressions of future intent or expectation; (g) “written” or “in writing” is used for emphasis in certain circumstances, but that will not derogate from the general application of the notice requirements in those and other circumstances; (h) use of the singular imports the plural and vice versa; and (i) use of a specific gender imports the other gender(s).  The Parties acknowledge and agree that they have mutually negotiated the terms and conditions of this Agreement and that any provision contained herein with respect to which an issue of interpretation or construction arises shall not be construed to the detriment of the drafter on the basis that such Party or its professional advisor was the drafter, but shall be construed according to the intent of the Parties as evidenced by the entire Agreement.

2.	TERM

2.1 Term.

2.2 Agreement.  Subject to Section 12, the term of this Agreement will begin on the Effective Date and will end on the fifth (5th) anniversary thereof (the “Initial Term”), unless extended under Section 2.1.2 (the Initial Term, together with any exercised extensions and renewals under Section 2.1.2, collectively, the “Term”).

2.2.1 Renewal.  Upon giving notice to Provider no less than ninety (90) days prior to the expiration of the Initial Term, Customer shall have the right to extend the Initial Term of the Agreement for a period of up to sixty (60) months (the “Extension Period”) on the terms and conditions then in effect, provided that such extension shall be subject to an increase in Charges as agreed upon by both Parties in good faith.  Without limiting the foregoing, this Agreement shall automatically renew for successive twelve-month periods following the end of the Term, on the terms and conditions then in effect, provided that each such twelve-month renewal shall be subject to an increase in Charges as agreed upon by both Parties in good faith, unless terminated by Provider or Customer upon not less than ninety (90) days written notice prior to the end of the Term.

3.	SERVICES

3.1 Due Diligence.

  The Customer acknowledges that the Provider has not had an adequate opportunity and/or the data to complete its due diligence, and that its commitments under this Agreement are based solely on (a) the representations and warranties of the Customer under this Agreement and MStar under the JV Agreement; and (b) such assumptions as could reasonably have been derived by the Provider from such representations and warranties.  Accordingly, the Customer specifically acknowledges and agrees that there shall be a post-signing verification, including as expressly set forth herein or in the Schedules agreed to prior to the execution of this Agreement and set forth in this Agreement; provided, however, that if any post-signing verification requires amendments to any of the Schedules, including Schedule E, such amendments shall only become effective upon mutual written consent by the Parties, which shall not be unreasonably withheld.   Change Orders may be used to make changes to the scope of the Services, Service Levels and Charges, and, if New Services are being added to the scope, to establish Service Levels for such New Services.

3.2 Scope of Services.

3.2.1 The term “Services” shall refer to and shall include the services, functions and responsibilities: (a) described in this Agreement, including Schedule B; and (b) reasonably required for the proper performance and provision of the services described herein or in Schedule B or as identified during the Transition Period.  In addition, where the Agreement allocates responsibility for a Function to Provider, Provider is responsible for all tasks and responsibilities reasonably required to properly perform such Function.

3.2.2 In each case, the term “Services” shall refer to and include such services, functions and responsibilities as they may reasonably evolve during the Term and be mutually agreed upon by the Parties, and as they may be reasonably supplemented, enhanced, modified or replaced, all in accordance with the terms and conditions of this Agreement.  The Services shall also include any Transition or Transformation Services on terms and conditions contained herein.

3.2.3 Transition Services.

  Provider, with all reasonably necessary cooperation from Customer and MStar, shall be responsible for the transition of the Services from Customer to Provider.  In this regard, among other things:

3.2.4 Provider has prepared, and the Parties have mutually agreed to, a plan for the transition and migration of the Services attached hereto as Schedule L that describes, and establishes a timeline for, the performance of critical transition and migration tasks, functions and responsibilities (the “Transition Plan”);

3.2.5 Provider will implement the Transition Plan according to its terms and perform all tasks, functions and responsibilities (other than any transition-related tasks set forth on Schedule I) required for the transition of the Services from Customer to Provider without any Material degradation in or Material interruption of the Services (such tasks, functions, and responsibilities, together with the preparation of the Transition Plan, the “Transition Services”);

3.2.6  Provider shall not migrate any Function, or any parts thereof, off-shore, without Customer’s consent, which shall not be unreasonably withheld or delayed.  For additional clarity, it shall be unreasonable for Customer to withhold or delay its consent hereunder if Provider is able to demonstrate its readiness to migrate the Function or part thereof off-shore without any Material degradation in or Material interruption of the Services.

3.3 Transformation Services.

  Provider acknowledges and agrees that the transformation of Customer’s systems and processes is required for Provider to (a) simultaneously maintain the quality and currency of the Services; (b) significantly and continuously reduce the costs of performing the Services; and (c) reduce the Charges (e.g., the “Unit Rates” set forth in Schedule E (Charges, Invoicing, and Payments)).  Accordingly, Provider agrees that it will, at its cost and expense:

3.3.1 On an annual basis (including the last year of the Term as it may be renewed or extended), Provider shall prepare and provide to Customer for its review and approval a written plan: (a) describing the existing hardware, Software, tools and processes used to provide the Services, (b) evaluating such hardware, Software, and other resources with respect to the impact it has on the quality, currency and cost of Services and on the Charges, and (c) making detailed recommendations regarding, and providing a detailed plan for, the implementation of changes to such hardware, Software, tools and processes designed to improve the quality and currency of the Services, reduce the cost of producing such Services, and reduce the Charges (the “Annual Process and Systems Plan”).

3.3.2 The first Annual Process and Systems Plan shall be completed within ninety (90) days after the Effective Date, with subsequent Annual Process and System Plans completed on each anniversary thereof during the Term including any extensions and renewals.  Prior to the Effective Date, Customer may have been using different systems that are not fully integrated to perform similar and related tasks, and as a consequence work may be duplicated in some cases.  Accordingly, the first Annual Process and Systems Plan shall address, among other things, the activities that Provider proposes to take during the second

3.3.3 and subsequent years of the Term (including any renewals and extensions) to eliminate these inefficiencies.

3.3.4 During the first three months of the Initial Term, the Parties shall meet as reasonably required to agree on the transformation projects Provider is to take during 2011 and the timeline for executing such projects.  Provider shall use Commercially Reasonable Efforts to promptly implement the agreed projects according to the agreed plan (such steps and activities, together with the preparation of the Annual Process and Systems Plans, the “Transformation Services”) and Customer shall provide all reasonably necessary assistance and cooperation to allow Provider to promptly implement such Transformation Services.

3.3.5 This process shall be repeated each year of the Term (including any extensions and renewals).  For clarity, Provider will bear all the costs of the transformation of the systems and processes that are approved by Customer as part of the first Annual Process and Systems Plan.  For the avoidance of doubt, any Transformation Services beyond the Transformation Services agreed upon as part of the first Annual Process and Systems Plan shall be treated as a Project and charged in accordance with Schedule E. Provided always that if the Charges for providing the Services to the Customer are reduced as a result of any transformation of the systems and processes, such savings shall be shared between the Parties equally.

3.4 Acquisition/Divestiture Services.

3.4.1 From time to time during the Term, Customer may acquire the stock or assets of another company that offers Services similar or related to Customer’s business (“Additional Customer Services”).  At the request of Customer, Provider shall take responsibility for and perform any functions, tasks and responsibilities necessary to set up such Additional Customer Services on the systems Provider uses to provide the Services, and implement the processes Provider uses to provide the Services according to a timetable reasonably established by the Parties.  Such work, if Material, will be treated as a Project and will be separately chargeable under Schedule E in accordance with Section 2.4 therein.  Once such set up and integration services are completed, Additional Customer Services will be treated as Customer’s Services for all purposes of this Agreement.  For clarity, once the set up and integration services are completed and to the extent that such Additional Customer Services solely constitute changes to the volume of the Services, the ongoing production of such Additional Customer Services will not constitute New Services and will not be separately chargeable as New Services.  Rather, Provider will be compensated for its ongoing production efforts to the extent the production of such Additional Customer Services generate additional volumes of the chargeable units under Schedule E.

3.4.2 From time to time during the Term, Customer may sell, assign, divest, dispose of, or otherwise transfer one or more Customer products and services for which the Services are being performed (“Divested Services”).  In such event:

(a)	The Acquiror may elect to receive the Services described in Schedule B and elsewhere in this Agreement to the extent relevant

(b)
to the Divested Services on the terms and conditions of this Agreement, including, without limitation, Schedule C and Schedule E (a “Section 3.5.2 Election”).  The Acquiror may make the Section 3.5.2 Election by executing an agreement, acceptable to Provider, that is substantially identical to this Agreement as it may be amended prior to the date of the Section 3.5.2 Election, such that the Acquiror shall be entitled to all of the negotiated terms and conditions of this Agreement, including, but not limited to, the Charges and Service Levels and Service Credits, (the “Post-Divestiture Services Agreement”); provided, however, that (i) the scope of Services shall be limited to solely the Services relevant to the Divested Services,  and (ii) the term of each such Post-Divestiture Services Agreement shall be limited to the balance of  the then current Term, with any extension or renewal rights provided hereunder.  From and after the date the divestiture closes, Services required to support the Divested Services shall no longer be provided under this Agreement.  In the event a divestiture results in the elimination of one or more Functions, Customer shall not be obligated to pay Termination for Convenience Fees or have any other liability to Providers with respect to the Divested Services.  This Agreement and the Post-Divestiture Services Agreement shall be entirely separate agreements.  Accordingly, Customer shall have no obligations under, and shall bear no liability (whether jointly, severally or otherwise) with respect to, the Post-Divestiture Services Agreement and the Acquiror shall have no obligations under, or bear any liability with respect to, this Agreement.  The Parties do not intend that the Acquiror’s execution of the Post-Divestiture Services Agreement be treated as an assignment of any rights or obligations by Customer to Acquiror.  However, in the event that the Acquiror’s execution of the Post-Divestiture Services Agreement constitutes such an assignment, such assignment shall be without recourse to Customer.  Services under this Section 3.5.2(a) shall be treated as a Project if the requirements of Section 4.2 are satisfied, and will be separately chargeable in accordance with Schedule E.

(c)
In the event the Acquiror does not make a Section 3.5.2 Election, at Customer’s request, Provider will provide to Customer and/or the Acquiror such assistance as Customer or the Acquiror may reasonably request with respect to the set up and integration of the Divested Services on the Acquiror’s systems, and the implementation of the Acquiror’s processes in the production of the Divested Services, including Disengagement Assistance, as if the Agreement were expiring with respect to the Divested Services (the “Divestiture Services”).  Services under this Section 3.5.2(b) shall be treated as a Project if the requirements of Section 4.2 are

(d)	satisfied, and will be separately chargeable in accordance with Schedule E.

3.4.3 The Parties acknowledge and agree that any sale, assignment, divestiture, disposition, or transfer of a Divested Service by Customer may impact the application of some provisions of the Agreement, except the Minimum Charge Commitment made by the Customer in Section 2.6 of Schedule E. For example, if Provider used assets to provide Services to Customer such that the assets qualified as Dedicated Assets under this Agreement prior to the divestiture, and Provider used the same assets to provide Services to the Acquiror following the divestiture, from and after the date of the divestiture, such assets may not qualify as Dedicated Assets.  The Parties agree to cooperate with respect to any such sale, assignment, divestiture, disposition, or transfer of a Divested Service and to address the impact of any such sale, assignment, divestiture, disposition, or transfer of a Divested Service as mutually agreed upon.

3.5 Performance of Services.

3.5.1 Provider shall provide the Services to Customer and Customer’s Affiliates designated on Exhibit A of Schedule B or any other Affiliate agreed to in writing by Provider, in accordance with this Agreement from and after the Effective Date, including all Schedules and Exhibits thereto, including Schedule C, Schedule D, Schedule E and Schedule F.  In addition, Provider will perform the Services in accordance with the Transition Plan, the Procedures Manual to be created by Provider and Customer pursuant to Section 3.6.7 hereof, and Customer’s commercially reasonable safety, security, environmental, health policies and procedures made known to Provider, and all Applicable Laws.  Without limiting the generality of the foregoing, the Services are segregated into separate areas of Service (each area of Service, a “Function”) with each such Function described in Schedule B.

3.5.2 Notwithstanding anything to the contrary herein contained, Provider shall be responsible for all commercially reasonable tasks and responsibilities required to perform the Functions identified in the Statements of Work without regard to whether such tasks and responsibilities are described in Schedule B, other than the Retained Tasks.  For clarity, Provider shall not be responsible for the performance of, and Customer shall be responsible for the performance of, the Retained Tasks.

3.5.3 The Customer will, at its sole cost and expense, be responsible for obtaining all Required Consents for Provider to perform the Services and meet its other obligations under this Agreement; provided, however, that, upon Customer’s reasonable request, Provider will cooperate with Customer in obtaining such Required Consents.  Pending the receipt of such Required Consents, Provider shall, implement such alternative approaches and workarounds as are necessary for Provider to perform the Services in accordance with the terms of this Agreement and meet its other obligations arising under this Agreement, all at the cost and expense of the Customer.

3.5.4 During the Term, Customer agrees to procure, and cause its Affiliates designated in Exhibit A of Schedule B or any other Customer Affiliate agreed to in writing

3.5.5 by Provider to procure, solely and exclusively from Provider, the Services indicated in Exhibit A of Schedule B for Customer and its Affiliates in Exhibit A of Schedule B, as such Services are described in more detail in Schedule B-1, Schedule B-2 and Schedule B-3, provided that neither MPG, MCC or any applicable Affiliate of MPG and MCC shall be bound by this Section 3.6.4 to the extent that there is a change of Control in such entity. In addition, Customer shall comply, through itself or its Affiliates, with the provisions of payment of the Minimum Charge Commitment set forth in Section 2.6 of Schedule E.  To enable the Provider to plan its resources, the Customer shall give to the Provider on a monthly basis a six (6) monthly rolling forecast of the Services required by the Customer and/ or its Affiliates designated in Exhibit A of Schedule B or any other Customer Affiliate agreed to in writing by Provider.  The said forecast shall be binding on the Customer for the volumes and related Charges, subject to a variation of +/- 10%.  Accordingly, during the Term, Customer agrees to pay Provider the higher of:

(a)	each Anniversary Commitment of the Minimum Charge Commitment stated in Section 2.6.1 of Schedule E;

(b)	the volume of Services as per the forecasts given by the Customer to the Provider; or

(c)	Charges for Services rendered under this Section 3.6.4 of the MSA in accordance with Section 2.1 of Schedule E (subject to Section 2.2.3 of Schedule E).

3.5.6 Provider may only perform the Services from sites and Facilities described in the attached Schedules or as otherwise approved by Customer, which approval shall not be unreasonably withheld or delayed.  As of the Effective Date, Customer has approved the performance of Services from the following locations:  the National Capital Region of Delhi, India and Augusta, Georgia, USA.

3.5.7 In connection with the foregoing, during the Term of this Agreement and for a period of twenty-four (24) months thereafter, Provider agrees that it will not directly or indirectly solicit or encourage, or attempt to solicit or encourage, any customers of Customer or Customer’s Affiliates in the media industry to cease conducting business with or reduce the amount of business conducted with Customer or such Affiliates of Customer.

3.5.8 Provider agrees to perform the Services and to process the transactions therein in accordance with the general or special guidelines, norms and instructions provided to Provider by Customer, or as otherwise set forth in the Procedures Manual (“Processing Norms”).  Provider and Customer shall create such Procedures Manual with procedures described therein and any changes thereto being mutually agreed upon by Customer and Provider. Provider and Customer shall complete the initial Procedures Manual prior to the completion of the Transition Services.

3.6 Cooperation with Customer and Customer’s Third Party Service Providers.

3.6.1 If Customer performs itself, has a Customer Affiliate perform, or hires a Third Party to perform services outside of Services pursuant to the terms of this

3.6.2 Agreement, Provider shall provide Customer, the Customer Affiliate, and/or such Third Party, at Customer’s expense, such cooperation as Customer, the Customer Affiliate and/or such Third Party may reasonably request, and consult with Customer, the Customer Affiliate, and/or the Third Party regarding the performance of such services by Customer, the Customer Affiliate, and/or the Third Party, so that Provider, Customer, the Customer Affiliate and/or the Third Party may perform such services for Customer in as seamless a manner as is reasonably possible; provided further, however, and notwithstanding anything to the contrary herein, that Customer shall be required to obtain any Required Consents in connection with the performance of any such services by Customer, Customer’s Affiliates, or a Third Party.

3.6.3 Cooperation required of Provider under this Section 3.7 shall include providing such information and reports regarding the services of Section 3.7.1 as Customer, the Customer Affiliate and/or the Third Party may reasonably request; provided, however, Provider shall only be obligated to provide Confidential Information of Provider to a Third Party if such Third Party enters into a confidentiality agreement with Provider containing provisions substantially similar to those set forth in Section 8.  For clarity and the avoidance of doubt, the Parties agree that the cooperation required by Provider pursuant to this Section 3.7.2 shall not obligate Provider to allow any such Third Party access to Provider’s Personnel, Facilities, systems, or other resources.

3.6.4 Provider shall promptly notify Customer if it becomes aware of an act or omission of Customer, a Customer Affiliate and/or a Third Party that has the potential to cause a problem or delay in providing the Services.  In such case, Provider shall work with Customer, the Customer Affiliate and/or such Third Party to prevent or circumvent such problem or delay.  No event described in this Section 3.7.3 shall excuse Provider from its obligations under the Agreement unless the requirements of Section 5 are satisfied.

4.	NEW SERVICES AND PROJECTS

4.1 New Services.

4.1.1 Subject to Section 4.1.2 and Section 4.1.3, Provider shall perform New Services upon Customer’s reasonable request. Customer shall make such requests in writing by submitting to Provider a detailed description of the New Services it is requesting (a “New Service Request”).  Provider will use Commercially Reasonable Efforts to reach an agreement with Customer for the provision of such New Services, including, without limitation, the terms and conditions upon which such New Services will be provided and a reasonable lead time for the performance of the Services. Following receipt of a New Service Request, Provider shall promptly provide Customer comments on the New Service Request and the Parties shall meet promptly thereafter to discuss such comments, which Customer shall consider in good faith.  Such New Service Request, as amended by any changes thereto agreed by and between the Parties, shall become part of Schedule B and Schedule C, as appropriate.  Accordingly, the descriptions of the New Services in Customer’s New Service Requests shall be in a form and at a level of detail comparable to the descriptions in Schedule B and Schedule C.  A New Service shall be awarded by Customer to Provider only by means of Customer’s and Provider’s execution of a document authorizing

4.1.2 Provider to commence the New Service according to the New Service Request and the terms and conditions agreed to between the Parties with respect to such New Services.

4.1.3 Provider may charge for such New Services as set forth in Section 2.3 of Schedule E.  Customer shall award to Provider all New Services related to information technology or substantially related to a Statement of Work under this Agreement.  In the event New Services are not related to information technology or not substantially related to a Statement of Work under this Agreement, Customer may decide to perform such New Services itself, award such New Services to Provider, or award such New Services to a Third Party supplier in its sole discretion.

4.1.4 Notwithstanding anything to the contrary herein contained, Provider shall not be obligated to perform New Services in any jurisdiction in which Provider does not do business or be obligated to perform New Services in violation of any Applicable Laws.  Moreover, Provider shall not be obligated to perform any Function that it does not perform for itself or for one or more of its other customers.

4.2 Projects.

4.2.1 Subject to Section 4.2.2 through Section 4.2.8, Provider shall perform Projects upon reasonable request by Customer.  Customer shall make such requests in writing by submitting to Provider a detailed description of the Project it is requesting (a “Project Request”).  Provider shall use Commercially Reasonable Efforts to reach an agreement with Customer for the completion of such Project Request.

4.2.2 For each Project Request received from Customer, Provider may perform an initial analysis and prepare and provide to Customer for its review and approval a reasonable and appropriate project plan (each a “Project Plan”) setting forth the Project’s tasks, schedule, Deliverables, resources and price.  The level of detail in the Project Plan shall be commensurate with the size and complexity of the Project.  In the event Provider delivers a Project Plan, the Parties shall work in good faith to attempt to modify and otherwise revise such Project Plan in an effort to reach agreement upon the terms and conditions under which the applicable Project will be completed.  Provider may charge for such Projects as provided in Section 2.4 of Schedule E.

4.2.3 Customer shall award to Provider all Projects related to information technology or substantially related to a Statement of Work under this Agreement.  In the event Projects are not related to information technology or not substantially related to a Statement of Work under this Agreement, Customer may decide to perform such Projects itself, award such Projects to Provider, or award such Projects to a Third Party in its sole discretion.  A Project shall be awarded by Customer to Provider only by means of Customer’s execution of a document authorizing Provider to commence the Project according to the Project Request, Project Plan, and the terms and conditions agreed to between the Parties with respect to such Projects.

4.2.4 Customer may cancel/terminate a Project in advance of its completion upon reasonable prior notice to Provider, subject to the Project Request, the Project Plan, and the terms and conditions agreed to between the Parties with respect to such Projects.  In such event, Customer shall remain responsible for all costs and expenses incurred by Provider for work performed on the Project prior to the effective date of cancellation or termination including, without limitation, the cost of any hardware, Software, or other Equipment procured specifically for the Project that, in the reasonable judgment of or as determined by Provider in good faith at the time such Project is cancelled, would be of little or no use to Provider.

4.2.5 Customer may make changes to a Project (e.g., schedule, tasks) in accordance with the Change Control Procedures.  Provider shall use Commercially Reasonable Efforts to accommodate such changes as soon as practicable.  If the Project is being performed on a fixed price basis, and the changes are Material, the Charges for the Project will be equitably adjusted.  In this regard, the Parties will work in good faith to agree on a reasonable amount for such equitable adjustment.  If the Parties are unable to agree to the adjustment, either Party may treat the amount of the adjustment as a dispute under Section 13.

4.2.6  Customer may request Provider to use Provider Personnel that are dedicated to the Customer’s account to perform Project work to the extent such Provider Personnel are qualified to perform such work; provided, however, that if the use of Provider resources as directed by Customer causes Provider to fail to perform any of the Services in accordance with the requirements of this Agreement, Provider shall be excused from such resulting non-performance (including the Service Levels) if and only to the extent Provider provides Customer with reasonable notice of such non-performance and uses Commercially Reasonable Efforts to perform, notwithstanding the re-direction of resources by Customer.  Because Provider’s cost of such dedicated resources are reflected in the Charges, there shall be no additional Charge for the Project work performed by such resources.

4.2.7 Provider shall not be obligated to perform Projects in any jurisdiction in which Provider does not do business or obligated to perform Projects in violation of any Applicable Laws.

4.2.8 For purposes of clarity, the fact that one or both of the Parties may refer to an aggregation of work as a “project” shall not cause such aggregation to be treated as a Project.  Such an aggregation shall only be treated as a Project if it is a Project as defined in Schedule A.  Moreover, work described in Section 3.3 and Section 3.4 shall generally not be treated as Projects; provided, however, that any Transformation Services beyond the Transformation Services agreed upon as part of the first Annual Process and Systems Plan shall be treated as Projects and separately chargeable in accordance with Schedule E.

5.	EXCUSED PERFORMANCE

5.1 Failure of Retained Tasks Not Grounds for Termination.

  The failure by Customer to perform any of the Retained Tasks shall not be deemed to be grounds for termination by Provider of the Agreement.

Provider Excused Due to Failure of Performance of Retained Task.

5.1.1 Customer agrees to perform the Retained Tasks. However, Provider shall not be excused from its obligation to perform a Function, task, or responsibility under this Agreement, unless Provider’s performance is (a) as a technical or operational matter, dependent on Customer’s performance of a Retained Task that Customer failed to perform; and (b) Provider notified Customer of its failure to perform a Retained Task within a reasonable time of becoming aware of such failure.  For purposes of clarity, Provider deadlines will be extended on a day-to-day basis to the extent that Customer’s failure to perform a Retained Task prevented Provider from meeting a deadline, but only if requirements of this Section 5.2.1 are satisfied.  Customer shall promptly notify Provider once Customer is able to continue to perform a Retained Task that prevented Provider from meeting a deadline.

5.1.2 Provider’s failure to perform any of the Services shall be excused only in accordance with this Section 5 or as provided elsewhere in the Agreement or the Schedules.

6.	RESOURCES

6.1 Affected Personnel.

6.1.1 To ensure continuity of certain Services on the Effective Date and throughout the Transition Period, Customer agrees to make the services of certain of its employees, and will cause MStar to make the services of certain of MStars’ employees, including those classified as Business Employees under Section 1.1(b) of that certain Contribution Agreement between the Provider and MStar (but with respect to such Business Employees only until employment is offered by Provider), available to Provider under the terms and conditions of a separate, mutually acceptable agreement negotiated by the Parties in good faith, which shall include, a service fee (calculated based on the current salary levels of said employees) payable to Customer and/or MStar, as the case may be, for use of such employees and payment of such service fees by Provider within fifteen (15) days of receipt by Provider of payment for Charges from the Customer.

6.2 Provider Resources.

6.2.1 Provider shall procure and provide all resources, including Equipment, hardware, Software, Personnel and Facilities, necessary, appropriate, or required to perform the Services in accordance with the requirements of this Agreement.  Moreover, although Customer shall retain its license rights to certain Software, Customer shall make any Software necessary for Provider to perform the Services available to the Provider, subject to any Applicable Laws and the obtainment of any Required Consents in accordance with Section 3.6.3.

6.2.2 Provider shall be responsible for the cost of obtaining U.S. visas and other documentation that may be required for any Provider Personnel used to perform the Services.

6.2.3 Subcontracting.

6.2.4 Except as provided in Sections 3.3.3 and/ or 6.3.5, the Provider shall not subcontract any Function to a Subcontractor without Customer’s prior approval which Customer may give or withhold on a case-by-case basis in its sole discretion.

6.2.5 Provider shall reflect the applicable terms of this Agreement in its subcontracts.  In addition, Provider shall assume full responsibility for Subcontractors’ compliance with such terms, whether or not such terms are in fact reflected in an agreement between Provider and such Subcontractor.  Provider specifically acknowledges and agrees that it will structure its subcontracts in such a fashion that no subcontract will have any impact on Customer’s rights under this Agreement, including Customer’s right to terminate the Agreement in whole or in part under Section 12.

6.2.6 Provider shall not use Third Parties to perform Services other than as Subcontractors.

6.2.7 Provider shall ensure that Subcontractors do not subcontract any of the Services without the consent of Provider and Customer.

6.2.8 Without limiting this Section 6.3, Customer hereby consents to certain Functions or parts thereof, to the extent offshored, being subcontracted to NIIT Technologies Limited (“NIIT Technologies”); provided, however, that NIIT Technologies agrees to only charge Provider for performance of such Functions or parts thereof on a corp-to-corp basis.

7.	INTELLECTUAL PROPERTY

7.1 Customer Intellectual Property.

7.1.1 As between Provider and Customer, Customer shall own all right, title, and interest, including all Intellectual Property Rights, in and to Customer Intellectual Property and Customer Data.

7.1.2 To the extent not inconsistent with Customer’s rights therein, Customer hereby grants Provider, its Affiliates and Subcontractors a worldwide, royalty-free, fully paid-up, nonexclusive license to use, copy, maintain, modify, enhance, and create derivative works of Customer’s Intellectual Property solely in connection with, and for the sole purpose of, providing Services (including, without limitation, New Services and/or Projects) to any Customer and its Affiliates in accordance with the terms of this Agreement during the Term and any additional period of time during which Provider is obligated to provide Services hereunder.

7.1.3 To the extent that Provider should, by operation of law, acquire any right, title, or interest, including any Intellectual Property Rights, in or to Customer Intellectual Property, Provider shall promptly notify Customer when Provider becomes aware of same and without any required action by either Party irrevocably assign to Customer all

7.1.4 such right, title, and interest.  Provider will take all such steps as are necessary to perfect Customer’s interest in such Intellectual Property.

7.2 Provider Intellectual Property.

7.2.1 As between Customer and Provider, Provider shall own all right, title, and interest, including all Intellectual Property Rights, in and to Provider Intellectual Property.  To the extent any Intellectual Property is developed by Provider, including its Personnel, or a Third Party under Provider’s direction and control, for exclusive use in performing the Services, such developed Intellectual Property shall be owned exclusively by Provider as between Customer and Provider and constitute a portion of Provider Intellectual Property; provided, however, that if neither of NIIT Media Technologies, LLC or NIIT USA is the Provider pursuant to Section 14.2 herein, such developed Intellectual Property shall be owned exclusively by Customer as between Customer and Provider and constitute a portion of Customer Intellectual Property, provided that Customer shall be deemed to have granted NIIT USA and its Affiliates with a worldwide, royalty-free, fully paid-up, nonexclusive license to use, copy, maintain, modify, enhance, license, and create derivative works of such Customer Intellectual Property.

7.2.2 To the extent not inconsistent with Provider’s rights therein, Provider hereby grants to Customer and its Affiliates a worldwide, a royalty-free, fully paid-up, nonexclusive license to use, copy, maintain, modify, enhance, and create derivative works of Provider Intellectual Property utilized in connection with the Services and/or Projects, during the Term and for a period of eighteen (18) months after the Term, provided that if there are any Third Party costs associated with such Intellectual Property, such costs will be passed on to Customer for and limited to the eighteen-month post-Term period.  Thereafter and to the extent not inconsistent with Provider’s rights therein, Provider agrees to license such Provider Intellectual Property to Customer, the terms and conditions of which shall be negotiated in good faith by the Parties.

7.2.3 To the extent that Customer or a Customer Affiliate receiving Services pursuant to Exhibit A of Schedule B or otherwise on mutual agreement between the Parties should, by operation of law, acquire any right, title, or interest, including any Intellectual Property Rights, in or to Provider Intellectual Property, Customer shall immediately notify Provider when Customer or such Customer Affiliate becomes aware of same and without any required action by either Party irrevocably assign, or cause such Customer Affiliate to assign, to Provider all such right, title, and interest.  Customer will take, or cause such Customer Affiliate to take, all such steps as are necessary to perfect Provider’s interest in such Intellectual Property.

7.2.4 Provider shall not incorporate or embed any Provider Intellectual Property into any Deliverable or Software used to provide the Services without first:  (a) obtaining rights, including any Intellectual Property Rights, appropriate to permit Customer and its Affiliates to utilize such Provider Intellectual Property in connection with the Services and/or Projects, and (b) obtaining Customer’s prior written consent, which shall not be unreasonably delayed or withheld.

7.2.5 Third Party Intellectual Property.

  Provider shall not use any Third Party Intellectual Property to perform the Services, or incorporate or embed any Third Party Intellectual Property into any Customer Intellectual Property, without first: (a) obtaining rights, including any Intellectual Property Rights in such Third Party Intellectual Property, appropriate to permit Customer and its Affiliates to utilize such Third Party Intellectual Property in connection with the Services and/or Projects; or (b) if Provider is unable to obtain such license rights after using Commercially Reasonable Efforts to do so, obtaining Customer’s prior written consent, which Customer shall not unreasonably delay or withhold, and with respect to which Customer shall promptly provide to Provider, Customer’s decision to give or withhold such written consent.  Provider requests for consent must state that Provider, despite exercising Commercially Reasonable Efforts, has not obtained such rights; any consent from Customer in response to a request from Provider that fails to include such a statement shall be of no force or effect.  A decision by Customer to decline to provide such consent shall not excuse Provider from the performance of any obligations under this Agreement or result in any change to Charges.

8.	PROTECTION OF CONFIDENTIAL INFORMATION

8.1 General.

8.1.1 Customer and Provider each acknowledge the importance of maintaining the confidentiality of the other’s Confidential Information, and recognize that the other will suffer irreparable harm or loss in the event such Confidential Information is disclosed other than in accordance with the terms of this Agreement.  Accordingly, each Party agrees that the Disclosing Party shall be entitled, in addition to all rights and remedies otherwise available to it, to seek equitable remedies such as injunction and specific performance.

8.1.2 Except as otherwise expressly permitted in this Agreement:

(a)
Customer and Provider each acknowledge and agree that Confidential Information shall remain the sole property of the Disclosing Party, as between Customer and Provider, and shall be used by the Receiving Party solely in connection with the performance of this Agreement and/or the provision or receipt and use of, the Services (including, without limitation, New Services and/or Projects) under this Agreement;

(b)
Neither Party shall disclose nor publish any Confidential Information of the other, in any manner, by any means, for any reason or purpose whatsoever, without the prior written consent of the Disclosing Party, except as set forth in Section 8.1.2(c) and Section 8.1.3;

(c)	Each Receiving Party may disclose Confidential Information received by it from the Disclosing Party only to its directors, officers, employees, consultants, advisers, attorneys, agents, or

(d)
other representatives (collectively, the “Representatives”) who have a need to know such Confidential Information in connection with the performance of this Agreement and/or the provision or receipt and use of the Services (including, without limitation, New Services and/or Projects) and who have agreed in writing to abide by the terms of this Section 8, are bound in writing by separate written agreement including provisions related to the protection of confidential information that are no less stringent than those of this Section 8 and Schedule F, or are bound by ethical or other obligations to maintain the confidentiality of such Confidential Information, and only in compliance with Section 8.2, and further, each Party agrees to be responsible and held liable for a breach of this Section 8 by its respective Representatives.

(e)
Neither Party shall: (i) possess or assert, or attempt to possess or assert, any lien over, or other right to, Confidential Information of the other; or (ii) sell, assign, lease, dispose of, or commercially exploit, or attempt to sell, assign, lease, dispose of, or commercially exploit, Confidential Information of the other; and

(f)
Without limiting the generality of the foregoing, each Party shall use at least the same degree of care and level of effort to maintain the confidentiality of the other’s Confidential Information as it uses to maintain the confidentiality of its own Confidential Information.

8.1.3 In the event the Receiving Party or any of its Representatives becomes legally compelled (by judicial decree, civil or regulatory investigative demand, or similar process) to disclose any of the Confidential Information received by it, the Receiving Party shall provide the Disclosing Party with prompt written notice of such requirement prior to disclosure so that the Disclosing Party may seek a protective order or other appropriate remedy and/or expressly waive compliance with the terms of this Agreement in writing.  If such protective order or other remedy is not obtained, or if the Disclosing Party does not expressly waive compliance with the provisions hereof in writing, the Receiving Party being compelled to disclose the Confidential Information may disclose only that portion of such Confidential Information which, in the good faith opinion of its legal counsel, it is legally required to so furnish and, at the request of the Disclosing Party, shall use Commercially Reasonable Efforts to obtain assurances that confidential treatment will be accorded such Confidential Information, it being understood that such Commercially Reasonable Efforts shall be at the cost and expense of the Disclosing Party that is subject of such judicial decree, civil or regulatory investigative demand, or similar process.  Notwithstanding the foregoing, Provider acknowledges that MPG has reporting obligations under the Securities Exchange Act of 1934, as amended, and, accordingly Provider agrees that MPG may disclose the contents of this Agreement, including the Agreement itself, to the extent necessary, for MPG to comply with such reporting obligations.

8.1.4 The provisions of Section 8.1.1, Section 8.1.2 and Section 8.1.3 shall not apply if the Receiving Party can establish, to the reasonable satisfaction of the Disclosing Party, that such information: (a) is or was lawfully publicly available to, or lawfully in the possession of the Receiving Party without restriction on disclosure; (b) is or was, and can be shown by written records to be, independently developed or is/was learned by the Receiving Party without reference to or use of the Confidential Information; (c) is or was in the public domain other than as a consequence of a Receiving Party’s breach of this Agreement; (d) is or was received from a Third Party without restriction on disclosure and without breach of a nondisclosure obligation between such Third Party and the Disclosing Party; (e) is or was disclosed by the Disclosing Party to a Third Party without similar restrictions on disclosure by such Third Party; or (f) is or was excepted from the provisions of this Agreement in writing by the Disclosing Party.  Notwithstanding the foregoing: (i) the responsibility shall at all times rest on the Receiving Party to establish that such information falls within such exclusions; (ii) the information disclosed will not be deemed to be within the foregoing exclusions merely because such information is embraced by more general information that is publicly available or in a Party’s possession; (iii) any combination of items of information will not be deemed to be within the foregoing exclusions merely because the individual items are publicly available or in a Party’s possession, but only if the combination itself is publicly available or in a Party’s possession; and (iv) the determination of whether information is Confidential Information shall not be affected by whether or not such information is subject to, or protected by, common law or statute related to copyright, patent, trade marks, or otherwise treated as Confidential Information for any other purpose.

8.1.5 In the event of any suspected or confirmed events of unauthorized access to, disclosure or loss of, or inability to account for, a Disclosing Party’s Confidential Information, under circumstances in which the Receiving Party is responsible for protecting such Confidential Information, the Receiving Party shall immediately, and at its sole cost and expense:

(a)
notify the Disclosing Party.  For purposes of this Section 8.1.5(a), notice to the Disclosing Party shall be provided initially by a telephone call to the Disclosing Party’s Contract Executive, or his or her designee, and be confirmed by email.  From time to time during the Term, each Party shall provide the other Party with the names of, and contact information for, any designees under this Section 8.1.5(a);

(b)	describe the Confidential Information in question;

(c)
take such actions as may be necessary to minimize the unauthorized access to, disclosure or loss of, or inability to account for, the Disclosing Party’s Confidential Information, and any damage resulting therefrom; and

(d)	otherwise cooperate in all reasonable respects with the Disclosing Party.

(e)	Nothing in this Section 8 is intended to confer on either Party any rights in or license to the Confidential Information of the other.

8.2 Disclosure of Confidential Information to Third Party Service Providers.

8.2.1 Either Party may disclose the other Party’s Confidential Information to Third Party service providers only:

(a)	to the extent such disclosure is necessary for such Third Party service provider to perform the services each is required to perform, and no other Confidential Information is disclosed;

(b)	such entity or person is performing services under the terms of this Agreement or a subcontract in accordance with Section 6.3;

(c)
prior to such disclosure, the Disclosing Party has taken all practical steps to impress upon the Third Party service provider, and the Third Party service provider has taken all practical steps to impress upon Third Party service provider’s personnel the secret and confidential nature of Customer’s Confidential Information; and

(d)
prior to performing any services or receiving or accessing any of a Disclosing Party’s Confidential Information, the Third Party service provider provides a written statement of their agreement and commitment to be bound by the terms of this Section 8 and Schedule F, or to a separate written agreement including provisions related to the protection of confidential information that are no less stringent than those of this Section 8 and Schedule F.

8.2.2 Without limiting the generality of the application of Section 3.7, in connection with Customer’s selection of Third Party service providers to perform services other than the Services provided hereunder, Provider shall during the Term and any Disengagement Period disclose to Customer, its Affiliates, any Customer Third Party service providers or any prospective Customer Third Party service providers, such tools, information, processes and procedures, as required by Customer, its Affiliates, Customer’s Third Party service providers and/or prospective Third Party service providers, to understand how the Services are or were performed, provided that, in the case of Provider Confidential Information, prior to such disclosure, the Customer, its Affiliates and/or Third Party service providers agrees with Provider in a separate written agreement including provisions related to the protection of confidential information that are no less stringent than those of this Section 8 and Schedule F.

8.2.3 For purposes of clarity, the Service Levels and Service Level data (including reports regarding the levels of Provider’s performance) shall be Customer Confidential Information.  Accordingly, (a) Provider may not disclose such information except in accordance with this Section 8, and (b) Customer may use such information as Customer sees fit.

8.2.4 Return of Confidential Information.

  Without limiting the generality of the other provisions of this Section 8 and Schedule F, upon the Disclosing Party’s written request, or upon the termination or expiration of this Agreement, the Receiving Party shall immediately return to the Disclosing Party, or at the Disclosing Party’s request, destroy, any Confidential Information of the Disclosing Party that is in the Receiving Party’s possession or under its control, or in any of its Representatives’ possession or control.  In addition, if any Confidential Information of the Disclosing Party is preserved or recorded within any computerized data storage device or component (including any hard-drive or database) forming part of or accessible to any computer capable of being used or controlled by or on behalf of the Receiving Party or any of its Representatives, the Receiving Party and its Representatives shall, upon Disclosing Party’s written request, or upon the termination or expiration of the Agreement, promptly and permanently delete or promptly cause the permanent deletion of such Confidential Information from such computerized data storage device or component.  Promptly following such return or destruction, the Receiving Party shall furnish to the Disclosing Party a written certification that Confidential Information has been returned or destroyed and that no such Confidential Information remains in its possession or under its control, either directly or indirectly.  Notwithstanding the foregoing, Customer shall have no obligation to return or destroy any Confidential Information embedded in any Deliverable.

8.3 Personal Information.

 Provider acknowledges that it and/or Customer may be subject to certain Data Privacy Laws including Data Privacy Laws addressing the treatment of information that relates to a specific, identifiable, individual person (collectively, “Personal Information”).

8.3.1 In performing the Services, Provider will comply with all applicable Data Privacy Laws relating to the collection, use, processing, or disclosure of Personal Information, whether applicable to Provider or to Customer (or their Affiliates or Subcontractors, as the case may be).  In addition, Provider will comply with all generally applicable Customer policies with respect to Personal Information, and any changes thereto, but only to the extent Customer has made Provider aware of such policies and changes in writing in accordance with the Change Control Procedures.

8.3.2 Provider shall comply with all Data Privacy Laws applicable to any Personal Information.  Without limiting the generality of the foregoing, with respect to data included in Personal Information (including, without limitation, “nonpublic personal information” as defined by the United States Gramm Leach Bliley Act, Title V Privacy, Subtitle A Disclosure of Nonpublic Information (15 U.S.C.  6801 et seq.), “protected health information” as defined by the United States Health Insurance Portability and Accountability Act of 1996), Provider will:  (a) safeguard such Personal Information, including names, addresses and credit information, against unauthorized disclosure, access or use; (b) not disclose such Personal Information to any Third Party or use the Personal Information for any purpose, other than as authorized pursuant to this Agreement or otherwise approved in writing by the Customer; (c) at Customer’s request, promptly assist the Customer with any subject access requests which may be received from individuals to whom the Personal Information relates; (d) promptly carry out a request from Customer to amend, transfer or delete any of the Personal Information necessary to allow Customer to comply with Laws applicable to Customer in relation to Personal Information; (e) not transfer any Personal

8.3.3 Information across national borders to the extent prohibited by any Law applicable to such Personal Information; and (f) not use, sell, license, lease or otherwise transfer such data to any Third Party.

8.3.4 Provider shall notify Customer promptly of any request, complaint, claim, or other communication received by Provider or any Subcontractor from any governmental entity having jurisdiction relating in whole or in part to Personal Information and shall promptly provide reasonable assistance as requested by Customer in connection with any such communication, provided that any action by Customer relating to this Section 8.4.3 shall be at Customer’s sole cost and expense, including any reasonable fees incurred by Provider in providing any necessary assistance requested by Customer.

8.4 Relationship To Existing Non-Disclosure Agreements

.  The provisions of this Section 8 and Schedule F shall govern the Parties’ confidentiality obligations.  From and after the Effective Date, the provisions of any pre-existing confidentiality or non-disclosure agreements shall no longer be applicable to the relationship or this Agreement.

8.5 Failure to Comply.

  Any failure by either Party to comply with the obligations of this Section 8 or Schedule F shall, at the other Party’s election and sole discretion, be a Material breach of the Agreement.

8.6 Survival.

  Without limiting the generality of Section 14.13, the provisions of this Section 8 and Schedule F pertaining to (i) Confidential Information that constitutes a trade secret under Applicable Law shall survive the expiration and termination of this Agreement and be applicable to such Confidential Information for so long as such Confidential Information remains a trade secret, and (ii) Confidential Information that does not constitute a trade secret under Applicable Law for a period of three (3) years following expiration and termination of this Agreement.

9.	REPRESENTATIONS, WARRANTIES AND COVENANTS

9.1 Mutual Representations, Warranties and Covenants.

  Each Party represents, warrants and covenants to the other that:

9.1.1 it, including any of its Affiliates subject to the terms of this Agreement, is an entity which has been duly formed and is validly existing and, to the extent applicable, in good standing under the laws of the jurisdiction where it was formed;

9.1.2 it has all requisite power and authority to execute, deliver, and perform its obligations under this Agreement;

9.1.3 the execution, delivery, and performance of this Agreement:  (a) has been duly authorized by its requisite officials, board (in the presence of board observers, wherever required), and wherever necessary by the bond holders, note holders, bankers, lenders, creditors etc.; and (b) shall not conflict with, result in a breach of, or constitute a default under (i) any other agreement to which it is a party or by which it is bound, or (ii) any Applicable Laws by which it is bound;

9.1.4 it is duly licensed, authorized, or qualified to do business and is in good standing, to the extent applicable, in every jurisdiction in which a license, authorization, or qualification is required to own or lease assets or to transact business of the character transacted by it, except where the failure to be so licensed, authorized, or qualified would not have an adverse effect on its ability to fulfill its obligations under this Agreement;

9.1.5 it has all Intellectual Property Rights necessary to meet its obligations, if any, pursuant to this Agreement, including the full right, power, and authority to grant any Intellectual Property Rights contemplated herein;

9.1.6 to its knowledge, its Intellectual Property provided or used in accordance with the terms of this Agreement, does not infringe or misappropriate any Third Party’s Intellectual Property;

9.1.7 there is no outstanding (or, to the best of its knowledge, pending or threatened) litigation, arbitration, or other dispute to which it is or could become a party that, if decided unfavorably to it, would reasonably be expected to have a Material adverse effect on its ability to fulfill its obligations under this Agreement;

9.1.8 it shall perform its obligations under this Agreement in a manner that does not knowingly infringe, or constitute a known infringement or misappropriation of, any Third Party’s Intellectual Property Rights;

9.1.9 it has not violated any Applicable Law; and

9.1.10 it has implemented appropriate measures and safeguards to comply with its obligations under Section 7 and Section 8 and Schedule E.

9.2 Provider Representations, Warranties and Covenants.

9.2.1 Without limiting Section 9.1, Provider also represents, warrants and covenants that:

(a)
it shall provide the Services with promptness, diligence, and in a professional manner, in accordance with the practices and professional standards used in well-managed operations performing services similar to the Services and will perform the Services under all Statements of Work in an efficient manner that avoids unnecessary charges;

(b)	it shall use adequate numbers of qualified individuals with suitable training, education, experience, and skill to perform the Services in a timely fashion and in accordance with the Service Levels;

(c)	it shall provide the Services using appropriate technology, unless otherwise agreed by the Parties;

(d)	it shall comply with all Applicable Laws applicable to Provider, or applicable to Customer to the extent the Applicable Law relates to the provision or delivery of the Services under this Agreement;

(e)	it has not violated any policy of Customer of which Provider has been given prior notice, regarding the offering of unlawful inducements in connection with this Agreement; and

(f)	on an ongoing basis throughout the Term (including through the end of the Term), it will satisfy its obligations under Section 3.4.

9.3 Customer Representations, Warranties and Covenants.

9.3.1 Customer represents, warrants and covenants to Provider that:

(a)
to the best of its knowledge and in connection with and prior to Provider entering into this Agreement, Customer has provided to Provider a listing of all relevant contracts, agreements, leases, and/or licenses to which Customer or its Affiliates to whom Services are to be provided hereunder are a party and necessary for Provider to perform the Services, and that all such contracts, agreements, leases, and/or licenses are complete and accurate as provided.  Customer shall use Commercially Reasonable Efforts to ensure that the Provider is entitled (but not obligated) to enter into such relevant contracts, agreements, leases, and/or licenses on terms not less favorable to the terms available to the Customer or its said Affiliates; and

(b)
to the best of its knowledge and in connection with and prior to Provider entering into this Agreement, Customer has provided to Provider a listing of all relevant contracts, agreements, leases, and/or licenses to which MStar is a party and necessary for Provider to perform the Services, and that all such contracts, agreements, leases, and/or licenses are complete and accurate as provided.  Customer shall cause MStar to use Commercially Reasonable Efforts to ensure that the Provider is entitled (but not obligated) to enter into such relevant contracts, agreements, leases, and/or licenses on terms not less favorable to the terms available to the MStar.

(c)
The execution and performance of this Agreement, jointly and severally, by the Customer does not conflict with, result in a breach of, or constitute a default under (i) the Indenture by and between MPG, Morris Publishing Finance Co. as Issuers, certain guarantors and Willington Trust FSB dated as of March 1, 2010, or (ii) any credit facility or loan agreement, by which it or any of its Affiliates are bound.

(d)
MCC has executed a letter agreement of even date attached hereto as Schedule M, with MPG and Provider undertaking to pay to the Provider, for Services, or liabilities related to Services, provided or attributable to MPG and MPG Affiliates to the extent that payments for Services rendered by Provider to MPG and MPG Affiliates under this Agreement or for services under any other agreement between MPG and MCC or MCC Affiliates, during any calendar year exceeds $22 million.  MCC undertakes to keep the said letter agreement valid and binding for as long as this MSA is valid and binding between the Parties hereto and for the period when this Agreement is valid and binding between Customer and NIIT Inc.by virtue of the novation of this Agreement under Section 14.2 hereof.

9.4 Indemnification for Breach of Section 9

9.4.1 Subject to the limitations of Section 11 of this Agreement and in addition to all other liability provisions contained elsewhere herein and/ or the Schedules, each Party hereby agrees to reimburse the other Party for all damages incurred or suffered by that Party as a result of a breach of any representation, warranty or covenant contained in this Section 9.

10.	INDEMNIFICATION

10.1 Indemnity.

10.1.1 Provider agrees to indemnify, defend, and hold harmless Customer and its Affiliates and their respective officers, directors, employees, agents, successors, and permitted assigns from any and all Losses arising from, or in connection with, any Claim asserted by a Third Party and arising from or as a result of:

(a)	any breach of this Agreement by Provider or any of its Subcontractors;

(b)
infringement of a Third Party’s Intellectual Property Rights relating to any Provider Intellectual Property contained in any Deliverable or used by Provider or any of its Subcontractors to perform the Services;

(c)
infringement of a Third Party’s Intellectual Property Rights relating to the performance of the Services by Provider or any of its Subcontractors; provided, however, that if such infringement is attributable to the use of any items, images, video, text, sounds, content, materials, hardware, Software, or methods provided by or as directed by Customer or an Affiliate of Customer, Provider shall be exempt from Provider’s indemnity obligation under this Section 10.1.1(c);

(d)
infringement of a Third Party’s Intellectual Property Rights based on the use of resources provided by Customer or an Affiliate of Customer arising from changes by Provider or any of its Subcontractors in the use or configuration of such resources, to the extent such changes were not directed by Customer or an Affiliate of Customer;

(e)	theft by Provider Personnel or Subcontractor Personnel;

(f)	failure by Provider or any of its Subcontractors to comply with Applicable law;

(g)
the death or bodily injury of any person, or the damage, loss, or destruction of any real or tangible personal property occurring at any Provider or Subcontractor Facility unless caused by Customer’s, or Customer Affiliates’, breach of Applicable Law, gross negligence or willful misconduct; and

(h)	gross negligence or willful misconduct by Provider or any of its Subcontractors.

10.1.2 Customer agrees to indemnify, defend, and hold harmless Provider and its Affiliates and their respective officers, directors, employees, agents, successors, and assigns from any and all Losses arising from, or in connection with, any Claim asserted by a Third Party and arising from or as a result of:

(a)
infringement of a Third Party’s Intellectual Property Rights based on the use of hardware, Software, Customer Intellectual Property and other resources provided by or on behalf of Customer but only if the Claim does not arise out of changes made by Provider in the use or configuration of such hardware, Software, Customer Intellectual Property and other resources, to the extent such changes were not directed by Customer or any of its Affiliates;

(b)
infringement of a Third Party’s Intellectual Property Rights based on the use of resources provided by Provider and arising from changes by Customer, or any of its Affiliates, in the use or configuration of such resources, to the extent such changes were not directed by Provider;

(c)
the death or bodily injury of any person, or the damage, loss, or destruction of any real or tangible personal property occurring at any Customer Facility unless caused by Provider’s breach of Applicable Law, gross negligence or willful misconduct;

(d)	gross negligence or willful misconduct by Customer, Customer Affiliates, or any of their permitted designees to which some or all Services are rendered;

(e)	theft by Customer Personnel, Customer Affiliate Personnel, or Customer Third Party service provider;

(f)	failure by Customer or any of its Affiliates to comply with Applicable Law; and

(g)	any breach of this Agreement by Customer or Customer’s Affiliates.

10.2 Infringement.

10.2.1 If any item used by Provider to provide the Services, other than Customer Intellectual Property or resources provided to Provider by or on behalf of Customer, under this Agreement becomes, or in the reasonable opinion of Customer or the Provider is likely to become, the subject of an infringement or misappropriation claim or proceeding, Provider shall, in addition to indemnifying Customer as provided in this Section 10, and without limiting the generality of Customer’s other rights under or outside of this Agreement, promptly take the following actions, at no additional charge to Customer, in the listed order of priority:  (a) secure the right to continue using the item; or (b) replace or modify the item to make it non-infringing, provided that replacement or modification or the implementation and integration thereof must not degrade performance or quality, increase Customer’s retained costs or the Charges, or have any other adverse effect on Customer.  If neither of such actions can be accomplished by Provider, and only in such event, Provider shall remove the item and the Charges shall be equitably adjusted to reflect the reduction in the value of the Services or this Agreement to Customer.

10.2.2 Without limiting Provider’s obligations under Section 3.6.3, if any Customer Intellectual Property or item provided to Provider by or on behalf of Customer that is used by Provider to provide the Services or Deliverables under this Agreement becomes, or in the reasonable opinion of Customer or the Provider is likely to become, the subject of an infringement or misappropriation claim or proceeding, Customer shall, in addition to indemnifying Provider as provided in this Section 10, and without limiting the generality of Provider’s other rights under or outside of this Agreement, promptly take the following actions, at no charge to Provider, in the listed order of priority:  (a) secure the right to continue using the Customer Intellectual Property or item; or (b) replace or modify the Customer Intellectual Property or item to make it non-infringing, provided that replacement or modification or the implementation and integration thereof must not degrade performance or quality, increase Provider’s costs or expenses, or have any other adverse effect on Provider.  If neither of such actions can be accomplished by Customer, and only in such event, Provider shall have no obligation to provide the Services or Deliverables which are the subject of such claim of infringement or misappropriation.

10.3 Indemnification Procedures.

  With respect to Third Party Claims, the following procedures shall apply:

10.3.1 Promptly after receipt by any entity entitled to indemnification under Section 10.1 of notice of the commencement or threatened commencement of any civil,

10.3.2 criminal, administrative, or investigative action or proceeding involving a Claim in respect of which the indemnified party may seek indemnification pursuant to any such Section, the indemnified party shall notify the indemnifying party of such Claim in writing.  No failure to so notify an indemnifying party shall relieve it of its obligations under this Agreement except to the extent that it can demonstrate damages attributable to such failure.  Within fifteen (15) days following receipt of notice from the indemnified party relating to any Claim, the indemnifying party shall notify the indemnified party in writing if the indemnifying party elects to assume control of the defense and settlement of that Claim (a “Notice of Election”).

10.3.3 If the indemnifying party delivers a Notice of Election relating to any Claim within the required notice period, the indemnifying party shall be entitled to have sole control over the defense and settlement of such Claim; provided, that (a) the indemnified party shall be entitled to participate in the defense of such Claim and to employ counsel at its own expense to assist in the handling of such Claim, and (b) the indemnifying party shall obtain the prior approval, which approval shall not be unreasonably delayed or withheld, of the indemnified party before entering into any settlement of such Claim or ceasing to defend against such Claim.  After the indemnifying party has delivered a Notice of Election relating to any Claim in accordance with the preceding paragraph, the indemnifying party shall not be liable to the indemnified party for any legal expenses incurred by the indemnified party in connection with the defense of that Claim.  In addition, the indemnifying party shall not be required to indemnify the indemnified party for any amount paid or payable by the indemnified party in the settlement of any Claim for which the indemnifying party has delivered a timely Notice of Election if such amount was agreed to without the consent of the indemnifying party.

10.4 Subrogation.

 In the event that an indemnifying party shall be obligated to indemnify an indemnified party pursuant Section 10.1, the indemnifying party shall, upon payment of such indemnity in full, be subrogated to all rights of the indemnified party with respect to the Claims to which such indemnification relates.

11.	LIMITATIONS OF LIABILITY

11.1 Limitation of Damages.

  EXCEPT FOR DAMAGES CAUSED BY WILLFUL MISCONDUCT, GROSS NEGLIGENCE, OR FRAUD, AND THE EXCEPTIONS LISTED IN SECTION 11.2 AND NOTWITHSTANDING ANYTHING ELSE IN THIS AGREEMENT, NEITHER PARTY SHALL BE LIABLE TO THE OTHER UNDER THIS AGREEMENT, WHETHER BASED ON AN ACTION OR CLAIM IN CONTRACT, EQUITY, NEGLIGENCE, TORT OR ANY OTHER THEORY, FOR ANY INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

11.2 Exceptions.

  The following costs will not be subject to the limitation in Section 11.1, but will be subject to a cap equal to the amount of the Charges invoiced by Provider and paid by Customer during the nine-month period prior to the date on which such costs arise: (a) Service Credits or any payments due to Customer in lieu of Service Credits as per the terms of Schedule C; (b) damages to real or personal property caused by Provider; (c) damages resulting from a breach by a Party of its obligations under Section 7 or Section 8; (d) damages arising from the actual or constructive termination in whole or in part by Provider of this Agreement without cause, unless such termination is permissible under Section 12.2; and (e) damages resulting from a breach by Provider of its obligations under Schedule F.

11.3 Liability for Others.

  Each Party will be responsible hereunder for any acts or omissions of itself, its Affiliates, its Subcontractors, and its and their Personnel, as if such acts and omissions were the acts and omissions of such Party, to the extent the Party uses such Affiliates, Subcontractors and Personnel to perform its obligations under the Agreement.  Notwithstanding anything to the contrary herein, neither Party shall be responsible for the delays, defaults and breaches occasioned as a result of the acts and omissions of the other Party, its Affiliates, its Subcontractors, and its and their Personnel.

11.4 Duty to Mitigate

.  Each Party shall have a duty to mitigate its Loss, damages, liability, expenses and costs arising from the other Party’s breach of the Agreement.

11.5 Force Majeure.

11.5.1 Neither Party shall be liable for any default or delay in the performance of its obligations under this Agreement if and to the extent (a) the default or delay is caused, directly or indirectly, by a Force Majeure Event, (b) the non-performing Party is without fault, and (c) the default or delay could not have been prevented by reasonable precautions.  In such event, the non-performing Party is excused from further performance for as long as such circumstances prevail and the Party continues to use Commercially Reasonable Efforts to recommence performance.  Any Party so delayed shall notify the Party to whom performance is due and describe the circumstances causing the delay.

11.5.2 If a Force Majeure Event of Provider’s substantially prevents or delays performance of the Services (in whole or in part) for more than three (3) consecutive days, then at Customer’s option: (a) Customer may procure the affected Services from an alternate source; (b) if Provider is unable to perform the Services within thirty (30) days following such Force Majeure Event, Customer may withdraw the affected Services from the scope of this transaction as of a date specified by Customer without any liability to Customer for such withdrawal; or (c) if Provider is unable to perform the Services within sixty (60) days following such Force Majeure Event, Customer may terminate the Agreement as of a date specified by Customer in a notice to Provider without incurring any termination fees or liability of any kind. Customer will use Commercially Reasonable Efforts to keep Provider informed of Customer’s decision to seek services from a Third Party.

11.5.3 Provider shall not have the right to any additional payments from Customer as a result of any Force Majeure occurrence of Provider’s.  A performance failure of a Subcontractor or supplier shall not be a Force Majeure Event for Provider unless the Subcontractor’s or supplier’s performance failure was caused by a Force Majeure Event.

11.5.4 TERMINATION

11.6 Termination by Customer for Cause.

11.6.1 Customer may terminate this Agreement, in whole or in part, and without an obligation to pay any termination fees:

(a)
if Provider commits a Material breach of this Agreement and (i) such breach is not cured by Provider within thirty (30) days following written notice to Provider or (ii) if such breach is of the type that requires more than thirty (30) days to cure, Provider has obtained Customer’s consent to use more than thirty (30) days to cure such breach, which consent shall not be unreasonably withheld or delayed; or

(b)	if Provider has delayed the Commencement Date from occurring within sixty (60) days following the Effective Date.

11.6.2 Customer may exercise its termination right under Section 12.1.1 within a maximum period of ninety (90) days from the date of default by Provider failing which the right to termination shall lapse, by giving notice to Provider specifying whether the termination is in whole or in part, identifying the Services being terminated if the Agreement is being terminated in part, and setting forth the date the termination is to be effective; provided, however, that a part, as opposed to the whole, of this Agreement may be terminated only if Provider’s failure to perform as determined by Section 12.1.1(a) or (b) directly relates to the part of this Agreement to be terminated.  In addition, if Customer chooses to terminate this Agreement in part under Section 12.1.1 and Section 12.1.2, the Charges payable under this Agreement will be equitably adjusted to reflect those Services that are terminated.  If Customer chooses to terminate this Agreement in whole or in part pursuant to Section 12.1.1 and Section 12.1.2, Customer shall have the right, but not the obligation, to purchase from Provider any or all Customer Dedicated Assets located in Augusta GA, as were in use in connection with the affected Services as of the effective date of such termination at a price equal to the higher of (i) net book value (determined using Generally Accepted Accounting Principles (“GAAP”) as consistently applied by Provider) of such Dedicated Assets as of the effective date of such termination; or (ii) fair market value, (plus all applicable taxes), provided that no payment shall be required to acquire such Dedicated Assets to the extent they were previously purchased by or paid for by Customer on behalf of Provider and such amounts have not been adjusted in the Charges.

11.7 Termination By Provider.

11.7.1 Provider may terminate this Agreement:

(a)	if Customer at any time during the Term fails to timely pay three (3) months outstanding invoices, (unless disputed in accordance with Section 4.2.2 of Schedule E) within thirty (30) days after

(b)
written notice from Provider stating that it failed to make payment when due, then Provider may, by giving notice to Customer, terminate this Agreement as of a date specified in the notice of termination; or

(c)
if Customer commits a Material breach of this Agreement other than a breach under Section 12.2.1(a) and (i) such breach is not cured by Customer within ninety (90) days following written notice to Customer or (ii) if such breach is of the type that requires more than ninety (90) days to cure, Customer has obtained Provider’s consent to use more than ninety (90) days to cure such breach, which consent will not be unreasonably withheld.

11.7.2 EXCEPT AS SET FORTH IN THIS SECTION 12.2, PROVIDER SHALL HAVE NO OTHER RIGHTS TO TERMINATE THIS AGREEMENT. NOTWITHSTANDING ANY TERMINATION UNDER THIS SECTION 12.2 PROVIDER’S OBLIGATION TO PROVIDE DISENGAGEMENT ASSISTANCE PURSUANT TO SECTION 12.6 SHALL REMAIN IN FULL FORCE AND EFFECT.  IN ADDITION, CUSTOMER SHALL PAY TO THE PROVIDER FEES IN ACCORDANCE WITH SCHEDULE K.

11.8 Termination Upon Sale, Acquisition, Merger or Change of Control, or For Change in Financial Condition.

11.8.1 In the event (a) of a change in Control of Provider, or (b) on and after the Transitions Services have been completed, a determination is made by an independent financial advisor mutually selected by the Parties (or otherwise mutually determined by the Parties in writing without such independent financial advisor)  that Provider’s financial condition has Materially deteriorated such that Provider will not be able to perform the Services in Material conformance with the Agreement for the remainder of the Term, then Customer may terminate this Agreement in its sole discretion by giving Provider at least forty five (45) days prior notice and designating a date upon which such termination shall be effective.  If terminated pursuant to this Section 12.3.1, Customer shall have no liability to Provider except for payment of fees for Services actually rendered prior to the effective date of termination.

11.8.2 If Customer chooses to terminate this Agreement under this Section 12.3, Customer shall have the right, but not the obligation, to purchase from Provider any or all Customer’s Dedicated Assets located in Augusta GA as were in use in connection with the affected Services as of the effective date of such termination at a price equal to the higher of (i) net book value (determined using GAAP as consistently applied by Provider) of such Customer’s Dedicated Assets as of the effective date of such termination; or (ii) fair market value, (plus all applicable taxes), provided that no payment shall be required to acquire such Dedicated Assets to the extent they were previously purchased by or paid for by Customer on behalf of Provider and such amounts have not been adjusted in the Charges.

11.9 Termination by Customer for Convenience.

11.10 A Customer may terminate this Agreement for convenience, without cause, by giving Provider at least sixty (60) days prior notice designating the termination date; provided, however, that Provider shall be entitled to the applicable termination fees specified in Schedule K.   Customer shall have no other liability to Provider in connection with such termination except for payment of the termination fees specified in Schedule K, and payment of all Charges accrued prior to the effective date of termination.  If a purported termination for cause by Customer under Section 12.1 is determined by a competent authority not to be properly a termination for cause, or a purported termination by Customer under Section 12.3 is determined by competent authority not to be a termination under such Section, then such termination by Customer shall be deemed to be a termination for convenience under this Section 12.4 and the Customer shall be liable to pay the termination fees specified in Schedule K.

11.10.1 Notwithstanding anything to the contrary in this Agreement, Customer may terminate any Function performed by Provider for convenience by giving Provider written notice and paying any amounts owed under Schedule K.  If one or more Functions are terminated pursuant to this Section 12.4.2, the portions of this Agreement not terminated will continue in force according to the terms of this Agreement.  If this Agreement does not otherwise provide or specify the basis for determining Provider’s Charges for the continuing Services that are not terminated, the Charges payable under this Agreement will be equitably adjusted to reflect the Services that have been terminated.  If Customer pays any termination fees to Provider in connection with a partial termination of this Agreement, the termination fees set forth in Schedule K for the remainder of the Term will be reduced by the amount paid by Customer and, in that event, Schedule K will be deemed amended accordingly.

11.11 Extension of Termination Effective Date

.  Without limiting the generality of Customer’s rights under Section 12.1, provided all Charges (unless disputed in accordance with Section 4.2.2 of Schedule E) that have become due have been paid, and Customer has  complied with the provisions of the Minimum Charge Commitment set forth in Section 2.6 of Schedule E, Customer shall have one option to elect, not later than forty (40) Business Days (twenty (20) Business Days in the case of a termination of Provider under Section 12.2) prior to the termination or expiration of the Agreement, to require that Provider continue to perform some or all of the Services for a fixed term of up to nine (9) months following the otherwise applicable effective date of the termination or expiration on the terms in effect (including the Charges) on the date Customer makes an election under this Section 12.5.

11.12 Disengagement Assistance.

11.12.1 Provided all Charges (unless disputed in accordance with Section 4.2.2 of Schedule E) that have become due have been paid, commencing upon any notice of termination or of non-renewal of this Agreement (including notice of a termination by Provider) or as otherwise set forth in Schedule J, and continuing through the effective date of expiration (as such effective date may be extended pursuant to Section 2.1.3), or, if applicable, through the effective date of termination (as such effective date may be extended pursuant to Section 12.5), and for up to twelve (12) months after such date or as otherwise set forth in Schedule J, Provider shall provide to Customer, or, at Customer’s request, to

11.12.2 Customer’s designee, such services as Customer may reasonably request to facilitate the transition of the Services to Customer or its designee without interruption or Material degradation and pursuant to the Disengagement Assistance Plan.  Prior to the effective date of the termination or expiration, Provider shall only charge Customer for any additional resources used by Provider in providing Disengagement Assistance (above and beyond those resources used in providing the Services).  After the effective date of the termination or expiration, charges for Disengagement Assistance shall be on a time and materials basis as specified in Exhibit E-2 of Schedule E.  In any event, Disengagement Assistance shall include the assistance described in and be provided pursuant to Schedule J; provided, however, and notwithstanding anything to the contrary herein or in Schedule J, Customer shall be responsible for obtaining all Required Consents in connection with the transition of Services to Customer or its designee under this Section 12.6.

11.12.3 Provider acknowledges that, in the event it breaches (or attempts or threatens to breach) its obligation to provide Disengagement Assistance as provided in this Section 12.6 or Schedule J, Customer will be irreparably harmed.  In such a circumstance, Customer may proceed directly to court.  If a court of competent jurisdiction should find that Provider has breached (or attempted or threatened to breach) any such obligations, Provider agrees that without any additional findings of irreparable injury or other conditions to injunctive relief, it shall not oppose the entry of an appropriate order compelling performance by Provider and restraining it from any further breaches (or attempted or threatened breaches).

12.	DISPUTE RESOLUTION

12.1 Informal Dispute Resolution

.  Prior to the initiation of formal dispute resolution procedures, the Parties shall first attempt to resolve their dispute informally as follows:

12.1.1 Within five (5) Business Days after either Party furnishes to the other a notice of a dispute, the Customer Contract Executive and Provider Contract Executive shall consider the dispute in person or by telephone and shall attempt in good faith to resolve the dispute for a period of ten (10) Business Days after their first meeting.  If the dispute is not resolved within such period, the dispute shall be escalated and referred to senior executives in accordance with Section 13.1.2 below.

12.1.2 If a dispute is not resolved in accordance with Section 13.1.1 above, a Vice President-level or higher executive of each of Customer and Provider shall consider the dispute in person or by telephone within five (5) Business Days and shall attempt in good faith to resolve the dispute for a period of ten (10) Business Days after the expiration of the period provided for in Section 13.1.1 above.  Unless such executives otherwise agree in writing, either Party may pursue its rights and remedies under this Agreement after the expiration of such period.

12.1.3 Unless expressly stated otherwise, the process set forth in this Section shall not be deemed a prerequisite to either Party exercising its termination rights under this Agreement.

12.1.4 Arbitration

.  If the Parties are unable to resolve a dispute as contemplated by Section 13.1, then such dispute shall be referred to, and shall be finally and exclusively resolved by, arbitration administered by the International Centre for Dispute Resolution in accordance with its International Arbitration Rules (the “ICDR Rules”) then in effect, as amended by this Section 13.2, which ICDR Rules are deemed to be incorporated by reference into this Section 13.2. The arbitration hearing shall take place in Atlanta, Georgia, United States of America. The language of the arbitration shall be English. The number of arbitrators shall be three (3). Each Party shall nominate one arbitrator within twenty-one (21) days of the dispute being referred to arbitration and the two (2) arbitrators nominated by the Parties shall, within thirty (30) days of the appointment of the second arbitrator, agree upon and nominate a third arbitrator who shall act as the presiding arbitrator. If no agreement is reached within thirty (30) days by the two arbitrators nominated by the Parties regarding the individual who shall serve as the presiding arbitrator, the ICDR administrator (as such term is defined in the ICDR Rules) shall appoint a third arbitrator to act as the presiding arbitrator. It is hereby expressly agreed that if there is more than one claimant party or more than one respondent party, the claimant parties shall together nominate one arbitrator and the respondent parties shall together nominate one arbitrator. In the event that a sole claimant or the claimant parties, on the one side, or a sole respondent or the respondent parties, on the other side, fails to nominate its/their arbitrator, such arbitrator shall be appointed by the ICDR administrator. Any award issued by the arbitrators shall be final and binding upon the Parties and may be entered and enforced in any court of competent jurisdiction by any of the Parties.  The Parties hereto acknowledge and agree that any breach of the terms of this Agreement (including, but not limited to, Section 8 and Section 12.6.2 herein) could give rise to irreparable harm for which money damages would not be an adequate remedy. Accordingly, the Parties agree that, prior to the formation of the arbitration tribunal, the Parties have the right to apply exclusively to any court of competent jurisdiction located in Atlanta, Georgia for interim or conservatory measures, including, without limitation, to compel arbitration (an “Interim Relief Proceeding”). Furthermore, the Parties agree that, after the formation of the arbitration tribunal, the arbitrators shall have the sole and exclusive power to grant temporary, preliminary and permanent relief, including injunctive relief and specific performance, and any then pending Interim Relief Proceeding shall be immediately discontinued without prejudice to the rights of any of the Parties thereto. Unless otherwise ordered by the arbitrators pursuant to the terms hereof, the arbitrators’ expenses shall be shared equally by the Parties. In furtherance of the foregoing, each of the Parties hereto irrevocably submits to: (i) the exclusive jurisdiction of the courts of the United States of America located in Atlanta, Georgia in relation to any Interim Relief Proceeding and; (ii) the non-exclusive jurisdiction of the courts of the United States of America located in Atlanta, Georgia with respect to the enforcement of any arbitral award rendered in accordance with this Section 13.2; and, with respect to any such suit, action or proceeding, waives any objection that it may have to the courts of the United States of America located in Atlanta, Georgia on the grounds of inconvenient forum.

12.2 Continued Performance

.  Each Party agrees to continue performing its obligations under this Agreement while any dispute is being resolved except to the extent the issue in dispute precludes performance (good faith disputes over payment shall not be deemed to preclude performance, provided that any withholding of payments is in accordance with Section 4.2.2 of Schedule E).

Governing Law

.  This Agreement and performance under it shall be governed by and construed in accordance with the laws of the State of Georgia without regard to its choice of law principles; the 1980 U.N. Convention on Contracts for the International Sale of Goods shall not apply to this Agreement.

13.	MISCELLANEOUS

13.1 Binding Nature and Assignment

.  This Agreement shall be binding on the Parties hereto and their respective successors and permitted assigns.  Neither Party may, or shall have the power to, assign this Agreement without the consent of the other, except that Customer may assign its rights and obligations under this Agreement without the approval of Provider to an entity which acquires all or substantially all of the assets of Customer or to any Affiliate or successor in a merger or acquisition of Customer.

13.2 Step In

.  If the members of NIIT Media Technologies, LLC decide to dissolve or liquidate substantially all of the assets of NIIT Media Technologies, LLC, or if NIIT Media Technologies, LLC declares bankruptcy or a bankruptcy proceeding is brought against NIIT Media Technologies, LLC and is finally adjudicated by the highest competent authority, at Customer’s sole election, Customer and NIIT USA may agree to cause a novation of this Agreement from NIIT Media Technologies, LLC to NIIT USA by giving written notice to such effect to NIIT Media Technologies, LLC and NIIT USA.  Such novation shall become effective immediately upon receipt of written notice by NIIT USA.  In such event, NIIT USA will become a party to this Agreement in substitution for NIIT Media Technologies, LLC and NIIT Media Technologies, LLC will cease to be a party to this Agreement and will have no further liability under this Agreement, except for such liabilities that had accrued on or before the date of novation.  For the avoidance of doubt, in the event that a novation occurs pursuant to this Section 14.2, NIIT USA shall have all rights and obligations, unless otherwise expressly stated herein, that NIIT Media Technologies, LLC has under the Agreement and references to “NIIT Media Technologies, LLC” or “Provider” in the Agreement shall be read as references to NIIT USA.  For the further avoidance of doubt, in the event that a novation occurs pursuant to this Section 14.2, MPG and MCC shall have all rights, unless otherwise expressly stated herein, and obligations that MPG and MCC has under the Agreement.  Upon execution, NIIT USA and Customer acknowledge and agree to the provision of this Section 14.2.

13.3 Personnel Solicitation.

13.3.1 During the Term of this Agreement and for a period if one (1) year thereafter, neither Party shall not directly solicit or encourage, or attempt to solicit or encourage, any Personnel of the other Party or its Affiliates to leave the employment of the other Party or such Affiliates.  It shall not be a violation of this provision for either Party to advertise its openings in generally available media and to hire Personnel of the other Party or its Affiliates that contact the Party so advertising as a consequence of such advertising.  Each Party acknowledges that a violation of this Section 14.3.1 shall have serious adverse consequences to the business of the other Party or its Affiliates that shall not be adequately compensated by monetary damages alone.  If either Party actually violates, or threatens to violate, this Section 14.3.1, the other Party shall be entitled to equitable relief by injunction or otherwise.

13.3.2 Entire Agreement; Amendment.   This Agreement, including any Schedules and Exhibits referred to herein and attached hereto, each of which is incorporated herein for all purposes constitute the entire agreement between the Parties with respect to the subject matter hereof.  This Agreement supersedes all prior agreements, whether written or oral, with respect to the subject matter contained in this Agreement.  No change, waiver, or discharge hereof shall be valid unless in writing and signed by an authorized representative of the Party against which such change, waiver, or discharge is sought to be enforced.

13.4 Compliance with Laws and Regulations.

13.4.1 Each Party shall perform its obligations in a manner that complies with Applicable Laws (including identifying and procuring required permits, certificates, approvals and inspections).

13.4.2 Provider will, at its own cost and expense, identify, obtain and maintain all Governmental Approvals, and provide any notice to any governmental authority, that Provider is required to obtain, maintain, or provide under any Applicable Law in connection with the operation of its business including the performance of the Services in its capacity as a service provider.  Upon request by Provider, Customer will provide to Provider reasonable cooperation and assistance in obtaining Governmental Approvals hereunder.

13.4.3 If a charge of non-compliance by either Party with any such Applicable Laws occurs, the Party asserting a charge of non-compliance shall promptly notify the other Party of such charge in writing.  With the exception of laws restricting or prohibiting the offshoring of services and anything to the contrary herein, each Party will bear the risk of and have financial responsibility for any change in Applicable Laws applicable to it or its Affiliates, or their respective businesses, or the performance of its obligations under this Agreement.

13.4.4 Each Party shall promptly notify the other Party of changes or proposed changes to Applicable Law of which it becomes aware that could have a Material impact on the Services or this Agreement.

(a)
Upon identifying, being notified by Customer under Section 14.5.4, or otherwise becoming aware of a change to Applicable Law, Provider shall promptly analyze the impact of such change on the Services or this Agreement, notify Customer of such impact, and propose to Customer changes to the Services and/or this Agreement, if any, that are required to comply with Applicable Law as it is or may be modified.  Customer shall promptly review such proposal, and upon Customer’s approval, Provider shall promptly implement such changes.

(b)
Changes to Services as a consequence of a change to Applicable Law that rise to the level of New Services shall be chargeable by Provider to Customer as New Services in accordance with Section 2.3 of Schedule E.  With the exception of laws restricting or

(c)	prohibiting the offshoring of services and anything to the contrary herein, no other changes to the Services as a result of a change to Applicable Law shall be chargeable to Customer.

13.4.5 Provider shall perform its obligations in a manner that complies with Customer’s reasonable safety, security, environmental and health rules, regulations and policies as such rules, regulations and policies may change from time to time, provided that Customer has made Provider aware of, and Provider has agreed to, such rules, regulations and policies, and any changes thereto through the Change Control Procedure.

13.5 Notices

.  All notices, requests, demands, approvals, consents, acceptances, information and determinations under this Agreement (other than routine operational communications), shall be in writing and shall be deemed effective upon receipt (a) by hand, (b) by mail, or (c) via confirmed facsimile or.pdf format attached to electronic mail.  Notice shall be given to the following:

In the case of Customer:	Steve Stone Morris Publishing Group, LLC 725 Broad Street Augusta, GA 30901 Fax: (706) 828-4385 E-mail: steve.stone@morris.com
In the case of Provider:	Lalit Dhingra NIIT Technologies, Inc. 1050 Crowne Pointe Parkway Suite 500 Atlanta, GA 30338 Fax: (770) 551-9292 E-mail: lalit.dhingra@niit-tech.com
A Party may from time to time change its address or designee for notification purposes by giving the other notice of the new address or designee and the date upon which it will become effective.

13.6 Counterparts

.  This Agreement may be executed in several counterparts, all of which taken together shall constitute one single agreement between the Parties hereto.

13.7 Headings

.  The article and section headings and the table of contents used herein are for reference and convenience only and shall not enter into the interpretation hereof.

13.8 Relationship of Parties

.  Provider, in furnishing the Services hereunder, is acting as an independent contractor, and Provider has the sole right and obligation to supervise, manage, contract, direct, procure, perform or cause to be performed, all work to be performed by Provider under this Agreement.  Provider is not an agent of Customer and has no authority to represent Customer as to any matters, except as expressly authorized in this Agreement.

Severability

.  In the event that any provision of this Agreement conflicts with the law under which this Agreement is to be construed or if any such provision is held invalid by an arbitrator or a court with jurisdiction over the Parties, such provision shall be deemed to be restated to reflect as nearly as possible the original intentions of the Parties in accordance with Applicable Law.  The remainder of this Agreement shall remain in full force and effect.

13.9 Consents and Approval

.  Except where expressly provided as being in the discretion of a Party, where agreement, approval, acceptance, consent, or similar action by either Party is required under this Agreement, such action shall not be unreasonably delayed or withheld.  An approval or consent given by a Party under this Agreement shall not relieve the other Party from responsibility for complying with the requirements of this Agreement, nor shall it be construed as a waiver of any rights under this Agreement, except as and to the extent otherwise expressly provided in such approval or consent.

13.10 Waiver of Default; Cumulative Remedies.

13.10.1 Except as otherwise provided herein or in the Schedules, a delay or omission by either Party hereto to exercise any right or power under this Agreement shall not be construed to be a waiver thereof.  A waiver by either of the Parties hereto of any of the covenants to be performed by the other or any breach thereof shall not be construed to be a waiver of any succeeding breach thereof or of any other covenant herein contained.

13.10.2 Except as otherwise expressly provided herein, all remedies provided for in this Agreement shall be cumulative and in addition to and not in lieu of any other remedies available to either Party at law, in equity or otherwise.

13.11 Survival

.  Any provision of this Agreement which contemplates performance or observance subsequent to any termination or expiration of this Agreement, including, specifically, Section 3.6.6, Section 7, Section 8, Section 10, Section 11 and Section 14, shall survive any termination or expiration of this Agreement and continue in full force and effect.

13.12 Public Disclosures.

13.12.1 Neither Party may use the other Party’s name, whether in relation to an advertising or publicity matter (e.g., magazine advertisement, proposal to a Third Party), or otherwise, without consent of the other Party.

13.12.2 Subject to Section 8.1.3, all media releases, public announcements, and public disclosures by either Party relating to the existence or subject matter of this Agreement, including promotional or marketing material, but not including announcements intended solely for internal distribution or disclosures to the extent required to meet legal or regulatory requirements, shall be coordinated with and subject to approval by Customer and Provider prior to release.  The Parties agree that the Customer shall make the relevant legal, regulatory and contractual disclosures and filings in relation to this Agreement and the transaction contemplated thereby within the prescribed timelines.

13.12.3 Third Party Beneficiaries

.  This Agreement is entered into solely between, and may be enforced only by, Customer and Provider and, further, this Agreement shall not be deemed to create any rights in Third Parties, including suppliers and customers of a Party, or to create any obligations of a Party to any such Third Parties.

13.13 Pledging

.  Provider agrees that, without the consent of Customer, which shall not be unreasonably delayed or withheld, it shall not assign, transfer, pledge, hypothecate or otherwise encumber its rights to receive payments from Customer under this Agreement for any reason whatsoever.

13.14 Covenant of Good Faith

.  Each Party agrees that, in its respective dealings with the other Party under or in connection with this Agreement, it shall act in good faith.

13.15 Further Assurances

.  The Parties hereto shall use all reasonable efforts to take, or cause to be taken, all appropriate actions, to do or cause to be done all things necessary, proper or advisable under Applicable Law, and to execute and deliver such documents and other papers, in each case as may be required (a) to carry out the provisions of this Agreement, (b) to correct any errors in the Agreement and appropriately reflect the intent of the Parties, and (c) to consummate and make effective the transactions contemplated by this Agreement.

13.16 Risk of Loss

.  Each Party shall be responsible for the risk of loss of, and damage to, any Equipment, hardware, Software, or other materials in its possession or under its control unless such damage is attributable to the other Party’s negligence, act or omission.

13.17 Bankruptcy

.  The Parties acknowledge and agree that the Intellectual Property provisions of this Agreement include licenses of intellectual property rights between the Parties as such term is used in Section 365(n) of Title 11 of the United States Code.

13.18 Counterparts

.  This Agreement may be executed in several counterparts, all of which taken together shall constitute one single agreement between the Parties hereto.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Customer and Provider have each caused this Agreement to be signed and delivered by its duly authorized officer, all as of the Effective Date.

NIIT MEDIA TECHNOLOGIES, LLC

By: ________________________________
       Name:
       Title:

SOLELY AND EXCLUSIVELY WITH RESPECT TO SECTION 14.2:
NIIT TECHNOLOGIES, INC.

By: ________________________________
       Name:
       Title:

MORRIS PUBLISHING GROUP, LLC By: ________________________________ Name: Title: MORRIS COMMUNICATIONS COMPANY, LLC By: ________________________________ Name: Title:

TABLE OF SCHEDULES

Schedule A	Defined Terms
Schedule B	Statements of Work
Schedule C	Service Levels and Service Credits
Schedule D	Governance
Schedule E	Charges, Invoicing, and Payment
Schedule F	Security and Privacy
Schedule G	Audits
Schedule H	Insurance
Schedule I	Retained Tasks
Schedule J	Disengagement Assistance
Schedule K	Termination Charges
Schedule L Schedule M	Transition Plan Letter Agreement by MCC

SCHEDULE A

DEFINED TERMS

For purposes of the Agreement, the following terms have the following meanings:

1.1 ‘A/C’ means Air Conditioning.

1.2  ‘Acceptance Criteria’ is a description by which a milestone or Deliverable is measured to determine whether the milestone or Deliverable meets the user’s requirements.

1.3 ‘Access Control’ means utilizing methods consistent with other information technology best practices to control and monitor the availability of Customer’s systems to Authorized Users.

1.4 ‘Access Control List’ or ‘ACL’ means a maintained listing of Authorized Users, Access Levels, Access Methods, and Account information.

1.5 ‘Access Level’ means an Authorized User’s Security Privileges on a given system.

1.6 ‘Access List Control’ means the list of Privileges available to be provided to a given user.

1.7 ‘Access Method’ means any Authorized method for obtaining information within Customer’s Systems.

1.8 ‘Accessory’ means any commonly utilized device generally included with Equipment and/or Software.

1.9 ‘Account’ means the logical storage of relationship information for Authorized Users.

1.10 ‘ACH’ means Automated Clearing House.

1.11 ‘Acknowledgement’ means a written agreement and acceptance of an agreement.

1.12 ‘ACL’ means Access Control List.

1.13 ‘Acquirer’ means a Person who acquires a Divested Service or a Person to which a Divested Product is transferred.

1.14 ‘Ad’ means all advertisements placed with Customer Publications.

1.15 ‘Ad Booking’ means the form used to define the sales order specifications for advertisements.

1.16 ‘Ad Hub’ means the centralized advertising organization within Customer.

1.17 ‘Ad Hoc’ means to provide in as timely a fashion as is Commercially Reasonable from the initiation of a request.  Requests shall only be submitted such that the Supplier is subject to responding to a reasonable number of requests in any given time frame.

1.18 ‘Ad Order’ means the form used to define the sales order specifications for advertisements.

1.19 ‘Ad Pre-Flight Report’ means the report documenting status of Ad Pre-Flighting.

1.20 ‘Ad Pre-Flighting’ means the process of checking Ads for errors.

1.21 ‘Ad Problem’ means the errors found in Ads.

1.22 ‘Ad Product’ means the advertisements that are produced for use in print Publications and digital distribution.

1.23 ‘Ad Production’ means the Services supporting advertising order entry and advertising development.

1.24 ‘Ad Services’ mean the Services pertaining to order entry and Production of advertising.

1.25 ‘Ad Tickets’ mean the system used by sales administrators and sales representatives to input details of sold advertisements for processing and development.

1.26 ‘Additional Customer Services’ has the meaning set forth in Section 3.5.1 of the Master Services Agreement.

1.27 ‘ADM’ means Application Development and Management.

1.28 ‘AdWatch’ means the advertising content management system developed by Media Spectrum.

1.29 ‘Ads Containing an Error’ mean Ads that do not conform to style and specifications specified by Customer.

1.30 ‘Advertisers’ mean the companies or Entities purchasing Ads.

1.31 ‘Advertising Rate Notice’ means the notice sent to Advertisers defining the rate revisions.

1.32 ‘Advertising Support’ means the process to handle advertising billing.

1.33 ‘Affected Users’ mean the End Users of a system that are impacted by a given Change.

1.34 ‘Affiliate’ means, with respect to any Entity, any other Entity Controlling, Controlled by, or under common Control of, such Entity.

1.35 ‘Agreement’ means, collectively, the Master Services Agreement, all Schedules and Exhibits thereto, and all Change Orders executed thereunder.

1.36 ‘Air Conditioning’ or ‘A/C’ means any and all Facility Equipment used to provide heating, ventilation, cooling, or other environmental air control.

1.37 ‘A.M. Best Insurance Rating’ means the insurance credit rating provided by A.M. Best Company.

1.38 ‘Amount at Risk’ means the amount at potential risk for Service Level Defaults.

1.39 ‘Animated Ads’ mean the advertisements used on digital products developed for banner purposes, which are typically developed using flash technology.

1.40 ‘Anniversary Commitment’ has the meaning set forth in Section 2.6.1 of Schedule E.

1.41 ‘Annual Process and Systems Plans’ has the meaning set forth in Section 3.4.1 of the Master Services Agreement.

1.42 ‘Applicable Law’ means any of the following, from time to time, to the extent it applies to the Agreement, a Party or the Services (including the performance, delivery, receipt, or use of the Services, as applicable and wherever occurring):

(a)	any statute or other legislation or regulation issued by any governmental Entity having jurisdiction over either of the Parties;

(b)	any treaties, multinational conventions and the like having the force of law;

(c)	the common law;

(d)	any binding court order, judgment or decree;

(e)	any applicable industry code, policy, or standard enforceable by law; or

(f)	any applicable direction, policy, or order that is given by a regulator.

1.43 ‘Application’ means the computer Code and logic that makes up the computerized component of a system.

1.44 ‘Application Component’ means a specific subset of computer Code that is the logic for a discrete process.

1.45 ‘Application Data’ means the data elements required to run an Application such as table data.

1.46 ‘Application Development and Management’ or ‘ADM’ means activities required for supporting Applications including development and maintenance.

1.47 ‘Application Priority’ means the sequencing of Applications.

1.48 ‘Application Services’ mean those services that are required to maintain, upgrade, or Patch computer Software.

1.49 ‘Approved Changes’ mean those Changes that have been reviewed and approved by the CAB and are ready for Production.

1.50 ‘Asset Control’ means developing and maintaining a list of assets found within the Business Units.

1.51 ‘Assets Under Construction’ or ‘AUC’ mean products that are in the process of being developed.

1.52 ‘Attributes’ mean descriptions of an Application, Data, or a System that determine its action or make-up.

1.53 ‘AUC’ means Assets Under Construction.

1.54 ‘Audit Rules’ are set forth in Schedule G.

1.55 ‘Auditor’ has the meaning set forth in Section 1.3 of Schedule G.

1.56 ‘Audit’ has the meaning set forth in Section 1.4.1 of Schedule G.

1.57 ‘Authentication’ means the action required to determine a user’s Security and Access Level.

1.58 ‘Authorized’ or ‘Authorized Users’ mean any individual or Entity authorized by Customer to use the Services under this Agreement, whether on-Site or through Remote Access.

1.59 ‘Automated Clearing House’ or ‘ACH’ means an electronic Network for financial transactions in the United States.

1.60 ‘Automated Operations Tools’ mean a set of electronic tools used to perform operational tasks.  While it is not a requirement that the toolset is automated (i.e. does not require manual intervention), it is a requirement that the tools act in such a way that such manual intervention is Practically Opaque to all Customer staff.

1.61 ‘Automated System’ means a System that is run completely on a computer without manual intervention.

1.62 ‘Base Charges’ mean fees paid for known services that are required to run Systems.

1.63 ‘Batch Jobs’ mean computer processing jobs that are scheduled so they can be run to completion without manual intervention.

1.64 ‘BIOS’ means Built-In Operating System.

1.65 ‘Black-Out Dates’ mean times in which Systems are unavailable as requiring maintenance or updates.

1.66 ‘BPI’ means Business Partner Integration.

1.67 ‘Break-fix’ means a defect in the existing Application which needs to be resolved with either a Code Change, Configuration Change, or other Change.  Break-fixes do not result in any new functionality and are subject to intensive end-to-end testing.

1.68 ‘Break-Fix Resolution’ means the determination of the repair of a component of a System.

1.69 'Built-In Operating System' or ‘BIOS’ means the basic input/output System for a computer.

1.70 ‘Business Application’ means a computer Code required to automate a business process.

1.71 ‘Business Continuity’ means the stabilization of automated business processes in order to ensure that there is no business interruption.

1.72 ‘Business Day’ means any calendar day between and including Monday and Friday, except any federal legal holiday in the United States on which financial institutions in the State of New York or Georgia are authorized or required by law or other governmental action to close.

1.73 ‘Business Partner’ means a Vendor or Customer who processes transactions electronically.

1.74 ‘Business Partner Integration’ or ‘BPI’ means an automated computer Interface to facilitate the interaction between businesses and typically refers to a component of a company’s supply chain.

1.75 ‘Business Requirements’ is a document that describes the automation or process needs of a user or Business Unit.

1.76 ‘Business Risk Assessment’ means the evaluation of Events likely to occur that may cause business interruption, loss of revenue, or productivity.

1.77 ‘Business Unit’ means a Party receiving Services under the Master Services Agreement.

1.78 ‘CAB’ means Change Approval Board.

1.79 ‘Capability Maturity Mode’ or ‘CMM’  means the five-level framework proposed by Software Engineering Institute (SEI) that changes an organization’s Software process from an immature, chaotic process to a mature, disciplined Software process.

1.80 ‘Cause’ means an (i) act of fraud, embezzlement, theft or any other Material violation of law that occurs during or in the course of employment with Provider; (ii) damage to the Provider’s property or assets; (iii) improper disclosure of the Provider’s Confidential Information; (iv) intentional breach of any of the Provider’s policies; (v) the willful and continued failure to substantially perform the duties for Provider; or (vi) willful conduct by the employee that is demonstrably and Materially injurious to the Provider, monetarily, to its reputation, or otherwise.

1.81 ‘CER’ means Capital Expenditure Report.

1.82 ‘Change’ means a change according to the ITIL framework.

1.83 ‘Change Approval Board’ or ‘CAB’ means the committee of Customer and Client that review and approve system or process Changes prior to implementation in an operational environment.

1.84 ‘Change Control Procedures’ means Customer’s change control procedures in effect immediately prior to the Effective Date and the procedures set forth in Section 5 of Schedule D.

1.85 ‘Change Management’ or ‘Change Management Process’ means the activities required to update a system including the Change Request, CAB approval, testing, and implementation into a Production system.

1.86 ‘Change Order’ means a written request by Customer following a Change Proposal that changes the Services or a Deliverable provided under the Agreement.

1.87 ‘Change Proposal’ has the meaning set forth in Section 5.2.1 of Schedule D.

1.88 ‘Change Request’ means the written request of an End User or a Business Unit to update a System.

1.89 ‘Charges’ mean the amounts payable by Customer to Provider as specified in Section 2.1.3 of Schedule E.

1.90 ‘Claim’ means any actual or threatened claim, demand, charge, action, cause of action, or other proceeding.

1.91 ‘Client’ shall mean any Customer Authorized User.

1.92 ‘Client Device’ means any Customer Authorized User Equipment.

1.93 ‘CMDB’ means Configuration Management Database.

1.94 ‘CMM’ means Capability Maturity Mode.

1.95 ‘Code’ means the algorithms required to be developed to operate a computer or an Application.

1.96 ‘Commencement Date’ means sixty (60) days following the Effective Date or earlier if mutually agreed to by the Parties.

1.97 ‘Commercially Reasonable’ or ‘Commercially Reasonable Efforts’ means taking such steps, and otherwise performing in such a manner, as a well managed company would, were such company acting in a determined, prudent, and reasonable manner to achieve the particular result, provided always that such steps or actions are within the reasonable control of the Party.

1.98 ‘Confidential’ or ‘Confidential Information’ shall include any information regarding the Agreement or the Services and, specifically, shall mean:

(a)	with respect to information of the Provider, any information or data that is of a confidential or proprietary nature and that is marked “Confidential;”

(b)
with respect to information of Customer and its Affiliates, any information or data of a confidential nature, whether provided orally or in writing and in any format or medium, whether or not marked “Confidential” or with another similar designation, including:

(i)
all editorial content, designs, drawings, layouts, mockups, photographs, proofs, illustrations, visual representations, works of authorship, and reports, video recordings, audio recordings, and models to the extent that such materials are not approved for distribution by Customer or a Customer Affiliate and actually distributed to the public under the terms of this Agreement;

(ii)	financial information and information about the financial affairs of Customer and its Affiliates;

(iii)
processes, procedures and plans of Customer and its Affiliates including all processes and procedures used by Customer, Customer Affiliates and Provider (other than Provider Intellectual Property) to collect, compile, and manipulate data about Third Parties, and all algorithms used by Customer and Customer Affiliates to determine product and service pricing;

(iv)
information about the business of Customer and Customer Affiliates including: marketing programs, plans and strategies; product development programs, plans and strategies; pricing programs, plans and strategies, and other pricing information; and other business programs, plans and strategies;

(v)	Software developed by or on behalf of Customer or a Customer Affiliate including processes, methodologies, technologies, algorithms, techniques and programmer Interfaces;

(vi)	all projections, forecasts, and analyses of Customer and/or its Affiliates;

(vii)	other information of Customer and its Affiliates which is designated by Customer and/or an Affiliate to be confidential or proprietary in nature;

(viii)	proposals regarding and Applications of any of the foregoing;

(ix)
Customer Data, in whatever substantive form (including written, Graphic and machine readable forms), which has been derived or developed from, or which contains or refers to, any of the information described in clauses (i) – (viii); and

(x)
information of Third Parties that is known or held by Customer and/or its Affiliates and that would be treated as Confidential Information if it were information of Customer or a Customer Affiliate including Demographic and Contact Data.  For purposes of this definition, the term “Third Parties” shall include:

(xi)	employees and contractors and prospective employees and contractors;

(A)	Suppliers and prospective Suppliers;

(B)	agents and prospective agents,

(C)	Third Party advisors and prospective Third Party advisors;

(D)	Advertisers and prospective Advertisers;

(E)	Subscribers and prospective Subscribers;

(F)	recipients (including purchasers) of Services and prospective recipients (including purchasers) of Services;

(G)	and recipients (including purchasers) of educational products,

(H)	attendees and prospective attendees;

(I)	exhibitors and prospective exhibitors; and

(J)	Customer’s Business Partners and prospective Customer Business Partners.

1.99 ‘Configuration’ means the manipulation of certain Application settings that do not require Changes to the base Code.

1.100 ‘Configuration Item’ means a Configuration item according to the ITIL framework.

1.101 ‘Configuration Management Database’ or ‘CMDB’ has the meaning set forth in Section 3.2.5 of Schedule B-1.

1.102 ‘Connectivity’ means the Network connectivity between computers and devices.

1.103 ‘Contact Data’ means data used with Advertisers, association members, and associations.

1.104 ‘Content’ means the non Code components of a System that are required for operation.

1.105 ‘Contract’ means any written or oral agreement, lease, license, instrument, note, guaranty, indemnity, warranty, deed, assignment, power of attorney, certificate, purchase order, work order, insurance policy, benefit plan, covenant, or assurance.

1.106 ‘Contract Change Process’ means the process through which Changes to Systems or processes are recommended, reviewed and approved.

1.107 ‘Control’ and its derivatives (such as Controlling and Controlled) means, with regard to any Entity, the right or power to dictate the management of and otherwise control such

1.108 Entity by any of:  (a) holding directly or indirectly fifty (50) percent or more of the issued shares of capital or stock (or other ownership interest if not a corporation) of such Entity ordinarily having voting rights; (b) controlling the majority of the voting rights in such Entity; (c) having the right to appoint or remove directors holding a majority of the voting rights at meetings of the board of directors of such Entity; or (d) the majority of directors or managers as the case may be.

1.109 ‘Copyrights’ means the United States Copyright Act of 1976 (17 U.S.C. §§ 101, et seq.), as amended.

1.110 ‘Creative Services’ mean the Services including designing, creating, modifying and otherwise preparing Graphics, Ads and other materials.

1.111 ‘Critical Service Level’ means any of the specific Service Levels set forth on Schedule C.

1.112 ‘Cross-Functional’ or ‘Cross-Functional Services’ mean Services rendered by Provider that have an impact on all service towers.

1.113 ‘Customization’ means a Change to a System that requires Change of the core or base Code.

1.114 ‘Customer’ has the meaning set forth in the Preamble to the Masters Services Agreement and, with respect to Schedule B-1, Schedule B-2 and Schedule B-3, Affiliates of Customer receiving Services as indicated in Exhibit A attached to Schedule B.

1.115 ‘Customer Contract Executive’ has the meaning set forth in Section 2.1.2 of Schedule D.

1.116 ‘Customer Credit Department’ means the Customer department responsible for determining the credit worthiness of Advertisers.

1.117 ‘Customer Data’ means:  (a) all information of any kind, concerning the business or operations of Customer and/or its Affiliates, including information transmitted by or to Customer, information maintained by Customer, information entered into Customer or Provider systems by or on behalf of Customer including information stored in, processed by, or transmitted through the internet; (b) information derived from such information; and (c) Customer Intellectual Property.  For clarity, information may be Customer Data whether or not its is Confidential Information.

1.118 ‘Customer Disengagement Assistance Manager’ has the meaning set forth in Section 2.2.1 of Schedule J.

1.119 ‘Customer Intellectual Property’ means (i) all Intellectual Property owned by or licensed to Customer as of the Effective Date, any Intellectual Property purchased by Customer, or licensed to Customer, after the Effective Date, and (ii) any Intellectual Property developed in the course of performing the Services or otherwise under the Agreement, whether by Provider, a Third Party under Provider’s direction and control, by both Provider and such Third Party, or by any combination of Provider, a Third Party under Provider’s direction and control, Customer and/or a Third Party under Customer’s direction and control; provided, however, any underlying Provider Intellectual Property shall not in itself be considered Customer Intellectual Property.

1.120 For these purposes, the term “Provider” shall include Provider, its Affiliates, and its and their Subcontractors and Personnel.  For the avoidance of doubt, Customer Intellectual Property also includes all modifications to Customer Intellectual Property and all derivative works of any of the foregoing.

1.121 ‘Customer’s License Rights’ mean perpetual, irrevocable, worldwide, royalty-free, fully paid-up, nonexclusive rights to use, copy, maintain, modify, enhance, and create derivative works of Provider Intellectual Property, but only for use by Customer and Customer’s Affiliates to receive the Services or to perform the tasks, functions and responsibilities that make up the Services and any related functions, and for Customer Third Party service providers to perform the tasks, functions and responsibilities that make up the Services and any related functions.

1.122 ‘Customer Relationship Executive’ has the meaning set forth in Section 2.1.1 of Schedule D.

1.123 ‘Customer’s Standards and Procedures’ mean the standards and procedures of Customer’s business, which may be updated from time to time.

1.124 ‘Data Center’ means the physical space and Infrastructure required to run computer servers and data storage Equipment.   It typically applies to the raised floor space along with cooling and power systems.

1.125 ‘Data Privacy Laws’ mean all Applicable Laws which govern or address the acquisition, receipt, storage, use, transfer, or destruction of information of a Confidential or sensitive nature, including Personal Information.

1.126 ‘Data Restore’ means the operation of retrieving Customer Data from a backup Location and returning it to the state from which it was originally gathered.

1.127 ‘Data Validation’ means checking the integrity of Customer Data as it is moved from a Production state to a backup Location.

1.128 ‘Dealers’ mean the organizations that resell Publication products to End Users.

1.129 ‘Dedicated Assets’ mean those assets that are used exclusively to provide the Services.

1.130 ‘Deliverable’ means any documents that Provider is required to provide to Customer under the Agreement, including the Procedures Manual, various reports and plans, and the Change Control Procedures, and any Software that Provider may, from time to time during the Term, be required to develop, modify, implement and integrate for Customer under Section 4.2 of the Master Services Agreement.  In the event Customer engages Provider to develop, modify, implement and/or integrate Software, the Functional Specifications, Technical Specifications, testing strategy document and test packs will all be treated as Deliverables.

1.131 ‘Demographic Data’ means data of characteristics for a population.

1.132 ‘Direct Goods’ mean items that are procured for a discrete purpose in the Production of media products.

1.133 ‘Disaster’ means an act of force majeure causing computers and systems to become inoperable.

1.134 ‘Disaster Recovery’ means the reinstatement of systems and services to continue business operations after an accident or other Force Majeure Event.

1.135 ‘Disaster Recovery Planning’ or ‘DRP’ means the act of creating a pre-Disaster plan that describes activities required to react to a Disaster and re-establish computer operations and Systems.

1.136 ‘Disclosing Party’ means the Party disclosing Confidential Information to the Receiving Party.

1.137 ‘Disengagement Assistance’ has the meaning set forth in Section 12.6.1 of the Master Services Agreement.

1.138 ‘Disengagement Assistance Period’ means the period of time necessary for the Disengagement Assistance.

1.139 ‘Disengagement Assistance Plan’ means the plan provided by Provider to transition one or more Services back to Customer or to a Third Party.

1.140 ‘Divested Product’ is Software that has been transferred to an Acquirer.

1.141 ‘Divested Service’ is a Service that has been transferred to an Acquirer.

1.142 ‘Divestiture Services’ has the meaning set forth in Section 3.5.2(b) of the Master Services Agreement.

1.143 ‘Documentation’ has the meaning set forth in Section 4.1 of Schedule D.

1.144 ‘DRP’ means Disaster Recovery Plan.

1.145 ‘E-Check’ means the electronic exchange or transfer of money from one account to another.

1.146 ‘Effective Date’ has the meaning set forth in the Preamble to the Master Services Agreement.

1.147 ‘Electronic Data Interchange’ means the electronic Interface of business systems between partners.

1.148 ‘Emerging Vulnerability’ means newly discovered states of the Customer Systems that may allow access to unauthorized individuals, programs, or other devices that have the potential to cause unwanted effects, as regularly reported in common trade magazines, trade websites, and professional organizations comprised for the purpose of discovering such states.

1.149 ‘End Users’ mean consumers of Systems and computing

1.150 ‘End User Telephony’ means telephone hand-sets, head sets and other telephone related Equipment used by staff.

1.151 ‘Enhancement’ means a Change to the Application in order to accommodate a new business process, reporting requirement, or any other Change which does not currently exist in the design of the Application within the scope of work for services herein.

1.152 ‘Enterprise Resource Planning’ or ‘ERP’ means a computer System that is used to manage and coordinate all of the resources, information, and Functions of a business.

1.153 ‘Entity’ means any corporation, including any non-profit corporation, general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, cooperative, foundation, society, political party, union, company, including any limited liability company or joint stock company, firm or other enterprise, association, or organization.

1.154 ‘Equipment’ means computer, networking, and telephony hardware required to facilitate a System.

1.155 ‘ERP’ means Enterprise Resource Planning.

1.156 ‘Escalation’ means workflow required to gain approval for an identified solution to a Problem or risk.

1.157 ‘Event’ means any occurrence or condition of the environment that requires Monitoring to anticipate and report on likely changes that may be required to Support the Service Levels.

1.158 ‘Event Management’ means Monitoring, reporting, and recommending actions for all Events.

1.159 ‘Exception Process’ means the method through which abnormal processes or inputs are managed as in a work-around.

1.160 ‘Extension Period’ has the meaning set forth in Section 2.1.3 of the Master Services Agreement.

1.161 ‘External Connectivity Policy’ means the policy governing the connection of computers and Systems outside of a controlled environment.

1.162 ‘External Network’ means connections outside of the company’s controlled environment.

1.163 ‘External Storage Media’ means physical storage maintained by a Third Party.

1.164 ‘External Storage Media Management Services’ mean the services of a Third Party responsible for managing physical storage media.

1.165 ‘Extranet Access’ means access to users outside of the company, usually partners, Vendors, and Suppliers.

1.166 ‘Facilities’ or ‘Facility’ mean a building or place, including tangible property therein, necessary or used to perform the Services.

1.167 ‘Fall Back’ means the act of resetting a System to a point in time.

1.168 ‘Fault Isolation’ means the process used to identify a failure of a System at its root.

1.169 ‘File Manipulation Services’ has the meaning set forth in Section 3.1.2 of Schedule B-3.

1.170 ‘Firmware’ means the fixed, usually rather small, programs and/or data structures that internally control various electronic devices.

1.171 ‘Force Majeure Event’ means an act of God such as a fire, flood or other element of nature with respect to which the non-performing Party is without fault and the default or delay could not have been prevented by reasonable precautions.

1.172 ‘Freeze’ means the point in time at which no additional Changes can be made to a System prior to it being put into Production.

1.173 ‘FTE’ means Full Time Equivalent.

1.174 ‘Full Time Equivalent’ or ‘FTE’ means a Person or Persons whose time worked equals that of one full time employee.

1.175 ‘Function’ has the meaning set forth in Section 3.6.1 of the Master Services Agreement.

1.176 ‘Functional Specifications’ mean the requirements in plain business terms to later be redefined in technical terms.

1.177 ‘GAAP’ has the meaning set forth in Section 12.1.2 of the Master Services Agreement.

1.178 ‘Governance Committee’ has the meaning set forth in Section 3.2 of Schedule D.

1.179 ‘Governance Process’ means activities required to oversee a process.

1.180 ‘Governmental Approvals’ means all licenses, consents, permits, approvals and authorizations of any governmental authority, or any notice to any governmental authority, the granting or giving of which is required by Applicable Law for the consummation and performance of the transactions contemplated by this Agreement and the provision of Services under this Agreement.

1.181 ‘Graphics’ mean illustrations or images.

1.182 ‘Help Desk’ has the meaning set forth in Section 5 of Schedule B-1.

1.183 ‘HRIS’ means Human Resources Information System.

1.184 ‘Human Resources Information System’ or ‘HRIS’ means the computer Software that is responsible for capturing and managing data regarding employees.

1.185 ‘HVAC’ has the meaning set forth in Section 2.1.2 of Schedule I.

1.186 ‘ICDR Rules’ has the meaning set forth in Section 13.2 of the Master Services Agreement.

1.187 ‘IMAC’ refers to the 3.8 Installation, Movement, Addition, or Change of Equipment.

1.188 ‘Implementation Management’ means activities required to oversee implementing a System or process into a Production environment.

1.189 ‘Inactive’ means a computer or System that is no longer in use.

1.190 ‘Incident’ means an Event which is not part of the standard operation of the Services and which causes or may cause disruption to or a reduction in the quality of Services and productivity.

1.191 ‘Incident Management’ or ‘Incident Management Process’ means the activities of an organization undertaken to identify, analyze and correct hazards.

1.192 ‘Including’ and its derivatives (such as include and includes), whether or not capitalized in the Agreement, mean “including, but not limited to”.

1.193 ‘Indirect Goods’ mean products that are procured for the use of the business but are not directly required in the Production of the Customer’s end product.

1.194 ‘Infrastructure’ means the Facility, power, cooling, networking, and computing environment within the scope of Services.

1.195 ‘Initial Term’ has the meaning set forth in Section 2.1.1 of the Master Services Agreement.

1.196 ‘Integrated System’ means a set of electronic tools used to perform Cross-Functional management tasks.  While it is not a requirement that the toolset be integrated in fact (i.e. all tools tie into one another electronically without manual intervention), it is a requirement that the tools act in such a way that such manual intervention is Practically Opaque to Authorized Users.

1.197 ‘Intellectual Property’ means:  (a) works of authorship; (b) all materials that are subject to Copyrights (whether or not registered) including all editorial content, designs, drawings, layouts, mockups, prints, photographs, proofs, visual representations works of authorship, and reports, video recordings, audio recordings, and models; (c) all trade secrets including Subscriber lists, lists of recipients and buyers of directories, lists of recipients and buyers of educational products, lists of Advertisers and exhibitors, lists of trade show and lists of conference attendees and lists of any other Customer customers or Customer customer's Clients (whether or not qualifying as trade secrets); (d) lists of prospective Subscribers, lists of prospective buyers and prospective recipients of directories and education products, lists of prospective Advertisers and exhibitors, and lists of prospective trade show and conference attendees, and any other lists of prospective Customer customers or Customer customer's Clients (“Prospects”); (e) all compilations of Demographic Data and Contact Data about Subscribers, recipients and buyers of directories, buyers of educational products, Advertisers and exhibitors, trade show and conference attendees, and Prospects; (f) all processes and procedures used to collect, compile, manipulate data about third parties; (g) information related to all business,

1.198 product and pricing strategies and information, and algorithms used to determine product and service pricing; (h) all Software including both source and object Code developed by or on behalf of a Party or an Affiliate of a Party including processes, methodologies, technologies, algorithms, techniques and programmer Interfaces; (i) all trademarks, service marks, logos, business names, and (f) all formulae, ideas, inventions (including all patents, patent Applications, patent disclosures, and any reissuances, continuations, continuations-in-part, revisions, and reexaminations thereof), discoveries, specifications, operating instructions, know-how, drawings, concepts, notes, manuals, documentation, training materials, and job aids; (j) any other tangible or intangible items in which Intellectual Property Rights may inhere; (k) all translations, adaptations, derivations, combinations and derivative works of any of the foregoing; and (l) copies of any Publications.

1.199 ‘Intellectual Property Rights’ mean all intellectual or industrial property rights recognized in any jurisdiction in the world, in whatever form such rights may exist, and including, whether registered or unregistered: (a) all patent rights; (b) all Copyrights; (c) all mask work rights; (d) all trademark, trade name, trade dress, and service mark rights, including rights to any goodwill associated therewith; (e) all trade secret rights; (f) all moral rights; and (g) all rights associated with any Application for, and registration, extension, renewal or re-issuance of, any of the foregoing.

1.200 ‘Interface’ means the connection between computers or Systems required to affect a process.

1.201 ‘Interim Relief Proceeding’ has the meaning set forth in Section 13.2 of the Master Services Agreement.

1.202 ‘Issue’ means either (a) the product provided by Customer to its customers as requested based on a periodic frequency or (b) a defined Problem that is highly probable to affect a System or process if corrective action is not taken.

1.203 ‘Information Technology Infrastructure Library’ or ‘ITIL’ means the framework for service delivery and service management.  ITIL has become the de facto standard which provides the basis for improvement of the deployed IT Infrastructure.

1.204 ‘IT Infrastructure’ means the computing environment required to facilitate Connectivity, data management, and computer processing.

1.205 ‘ITIL’ means Information Technology Infrastructure Library.

1.206 ‘Job Scheduling’ means the act of automating Batch Jobs or processes.

1.207 ‘Key Affected Employees’ means those employees described in Section 6.1 of the Master Services Agreement and listed on Schedule M.

1.208 ‘Kill Orders’ mean requests from Customer’s Client to stop an advertising placement order.

1.209 ‘Knowledge Database’ has the meaning defined in Section 3.2.3 of Schedule B-1.

1.210 ‘Late Payment Rate’ shall equal 3% simple interest computed on an annual basis.

1.211 ‘Laws’ mean all Applicable Laws, and any other laws, statutes, common laws or other legal precedents set forth as Applicable Laws, which may be so referenced in the Agreement, whether or not such applies, directly or indirectly, to the Agreement, a Party or the Services.

1.212 ‘Level 1’ (or ‘Support Level 1’) means a Help Desk level call that requires general technical knowledge and the ability to appropriately direct any call received.

1.213 ‘Level 2’ (or ‘Support Level 2’) means a Help Desk level call that requires specific technical knowledge (i.e. knowledge of a specific Application or device) and can generally be resolved over the phone.

1.214 ‘Level 3’ (or ‘Support Level 3’) means a Help Desk level call that requires specific technical knowledge (i.e. knowledge of a specific Application or device) and generally requires a technician to be on-Site with the Application or device.

1.215 ‘License’ means authorization under Intellectual Property Laws to allow use of Software or a (patented) invention.

1.216 ‘License Risk’ means the possibility or likelihood that current Licenses do not or will not adequately cover activities conducted within the scope of this Agreement.

1.217 ‘License Risk Identification’ means utilizing methods consistent with other information technology best practices to monitor the Applications and Infrastructure environment for potential License Risks.

1.218 ‘License Tracking’ means the activities required to monitor the commercial and legal rights associated with the use of a Third Party Software product.

1.219 ‘Location’ means service location as defined in Schedule B-1, Attachment C.

1.220 ‘Losses’ mean all losses, liabilities, damages, liens, and Claims, and all related costs, expenses, and other charges suffered or incurred as a result of or in connection with a Claim (including reasonable attorneys’ fees, court costs and disbursements at trial or on any appeal; reasonable costs of investigation, litigation, settlement and judgment; and any taxes, fines, interest, and penalties with respect to any of the foregoing).

1.221 ‘Managed Agreements’ mean contractual obligations that are actively monitored and managed.

1.222 ‘Master File’ means the primary data source for a process or function.

1.223 ‘Master Services Agreement’ means the Master Services Agreement of this Agreement.

1.224 ‘Material’ or ‘Materially’ shall mean that which can reasonably be expected to be critical or have an important and a more than insubstantial impact, change, consequence or effect.

1.225 ‘Messaging’ means an interaction between users on computing devices over Networks.

1.226 ‘Messaging Services’ mean the Infrastructure required for Messaging.

1.227 ‘Middleware’ means computer Software that connects diverse sets of Applications together.

1.228 ‘Minimum Charge Commitment’ has the meaning set forth in Section 2.6.1 of Schedule E.

1.229 ‘Minimum Event Monitoring Requirements’ mean the Monitoring of a performance to ensure that the lowest acceptable thresholds are not breached.

1.230 ‘Minor Enhancement’ means the update of a System or Code that does not require additional fees or resources.

1.231 ‘Monitoring’ means the constant watching of the performance of a System or process.

1.232 ‘Monthly Charges’ has the meaning set forth in Section 2.1.1 of Schedule E.

1.233 ‘Monthly Performance Report’ means the report generated by Provider to document the level of service provided by Provider in the immediately preceding month with respect to the Services.

1.234 ‘Morris’ means the Customer as defined in this Agreement.

1.235 ‘Morris Security Policies’ mean those policies attached as Schedule F.

1.236 ‘MPLS’ means Multiprotocol Label Switching.

1.237 ‘Multiprotocol Label Switching (MPLS) Infrastructure’ means a mechanism in high-performance telecommunications Networks which directs and carries data from one Network node to the next.

1.238 ‘Network’ or ‘IT Network’ means the physical connection of computers in a workgroup or enterprise.

1.239 ‘Network Security’ means the Permissions and Access Controls required to gain entry to the Customer’s Network.

1.240 ‘New Service’ means a service that is related to, but Materially different from or, to the extent not covered by the existing unit costs, Materially in addition to, the Services.  For clarity: (a) changes to the Services requested by Customer that result in a Material change in the manner in which Provider is required to provide the Services are treated as New Services; and (b) changes to the volume of the Services are not treated as New Services.

1.241 ‘New Service Request’ has the meaning set forth in Section 4.1.1 of the Master Services Agreement.

1.242 ‘Non-Standard Equipment’ means hardware or Software that is not part of the standard catalogue but may be required to operate a unique process or System.

1.243 ‘Notice of Election’ has the meaning set forth in Section 10.3.1 of the Master Services Agreement.

1.244 ‘Notifying’ means the automated process used to send a message to someone to alert them of a required action.

1.245 ‘Obsolete’ means no longer suitable for use in the System or Infrastructure.

1.246 ‘Off-Site Media Storage Management’ means the responsibility for keeping and maintaining Customer data in a Site outside of those owned by the Customer.

1.247 ‘OS’ means operating system.

1.248 ‘Oversight Committee’ is the group of Customer and Provider management responsible for governance of a specific process or function.

1.249 ‘Party’ means either Customer or Provider, as appropriate, and ‘Parties’ means Customer and Provider.

1.250 ‘Pass-Through Expense’ has the meaning set forth in Section 2.5.1 of Schedule E.

1.251 ‘Patch’ means the computer Code required to repair a flaw in a System or Application.

1.252 ‘Patch Levels’ mean the Release numbers assigned to a Third Party Software company’s updates to their Software.

1.253 ‘Periodical Rate’ means the mailing rate provided by the U.S. Postal Service.

1.254 ‘Permissions’ mean the lowest levels of Security access determinations that make-up a user’s Access Level.

1.255 ‘Person’ means any individual, Entity, or governmental authority.

1.256 ‘Personal Information’ has the meaning set forth in Section 8.4 of the Master Services Agreement.

1.257 ‘Personnel’ means employees and contractors of a Party, employees and contractors of such Party’s Affiliates and employees and contractors of such Party’s Subcontractors.

1.258 ‘Personnel Rates’ mean the daily, weekly, and monthly rates set forth in Schedule E.  For purposes of clarity, no time and material or “FTE” Charges shall accrue on vacation days, sick days, travel days, excused and unexcused absence days, and days spent in training or performing administrative functions.

1.259 ‘Post-Divestiture Services Agreement’ has the meaning set forth in Section 3.5.2(a) of the Master Services Agreement.

1.260 ‘Post-Production Support’ means the Monitoring and management of a system after it has reached an operational stage.

1.261 ‘Postal Audits’ has the meaning set forth in Section 1.4.1(g) of Schedule G.

1.262 ‘Potential Configuration Types’ mean the set of possible scenarios that could be used to set up a System.

1.263 ‘Practically Opaque’ means providing Services in such a way that all background processes are not obvious to any Customer Authorized User.

1.264 ‘PRB’ means Problem Review Board.

1.265 ‘Print Ready’ or ‘Print Ready Format’ means the format for printing.

1.266 ‘Privileges’ mean the set of Security Permissions that make-up a user’s Access Level.

1.267 ‘Problem’ means the unknown root cause of one or more existing or potential Incidents.

1.268 ‘Problem Management’ means the process of tracking known System Problems.

1.269 ‘Problem Review Board’ or ‘PRB’ is the committee made up of Customer and Provider management that meets on a periodic basis to review, assess, prioritize, and assign actions to correct Problems.

1.270 ‘Procedures Manual’ means a manual setting forth the steps that Provider will take to perform the Services in sufficient detail and with sufficient clarity to enable Customer, using reasonably experienced Personnel, to perform the Services itself following a termination or expiration of the Agreement.  Accordingly, such Procedures Manual shall include the composition of the Steering Committee, staffing levels, management approach, notification and Escalation procedures, temporary workaround procedures, contingency procedures, progress reporting, development and maintenance methodologies and processes, documentation, and the Change Control Procedures.

1.271 ‘Processing Norms’ has the meaning set forth in Section 3.6.7 of the Master Services Agreement.

1.272 ‘Procurement Portal’ means a user’s entry point through computing systems to the procurement process.

1.273 ‘Production’ means the Systems that are actively used to carry out business processes.

1.274 ‘Production Jobs’ mean Batch Jobs that are used in the Production environment.

1.275 ‘Production Support’ means the management of the systems, computers and Infrastructure used in Production.

1.276 ‘Program Management’ means the process of managing several related projects, often with the intention of improving an organization's performance.

1.277 ‘Project’ means work requested by Customer after the Effective Date and performed by Provider thereafter so long as:  (a) the work is discrete and non-recurring; (b) the

1.278 work requires start-up, planning, execution and closure; (c) the completion of the work is likely to result in a Material change to the environment in which the on-going Services are provided; and (d) the work is not required for Provider to meet the performance standards or satisfy its refresh or other obligations under the Agreement.

1.279 ‘Project Basis’ means activities to be undertaken in addition to other agreed upon activities to implement a Project.

1.280 ‘Project Budget’ means the financial requirements for a discreet set of activities.

1.281 ‘Project Plan’ means a plan setting forth in detail the steps Provider will take to perform a Project in sufficient detail to enable Customer or a Third Party to perform the Project itself following a termination or expiration of the Agreement.  Accordingly, such Project Plan shall include the Project timeline, a list of Project milestones, a list of Deliverables to be provided as part of the Project, the staffing levels required to complete the Project on schedule, the budget for the Project, the Charges associated with the Project, the management approach to be utilized to manage the Project, any development and maintenance methodologies and processes to be utilized in connection with the Project, as well as any testing and acceptance procedures, requirements, and documentation.

1.282  ‘Project Request’ has the meaning set forth in Section 4.2.1 of the Master Services Agreement.

1.283 ‘Provider’ has the meaning set forth in the Preamble to the Master Services Agreement.

1.284 ‘Provider Contract Executive’ has the meaning set forth in Section 2.2.2 of Schedule D.

1.285 ‘Provider Disengagement Assistance Manager’ has the meaning set forth in Section 2.2.1 of Schedule J.

1.286 ‘Provider Intellectual Property’ means: (a) all Intellectual Property that was in existence and owned by Provider or licensed to Provider prior to the Effective Date; (b) all Intellectual Property created or acquired by Provider on or after the Effective Date to the extent not based upon or derived from Customer Intellectual Property; and (c) any derivative work, upgrade or update to or modification of the Provider Intellectual Property described in clause (a) or clause (b).

1.287 ‘Provider Managed Contract’ means an agreement between Customer and a Third Party that is managed by the Provider.

1.288 ‘Provider Managed Third Party’ means a Vendor or Supplier that provides goods or services to the Customer but is managed by the Provider.

1.289 ‘Provider Personnel’ means any Personnel employed or contracted by Provider or a Subcontractor and who are working or have worked on the Customer account.

1.290 ‘Provider Relationship Executive’ has the meaning set forth in Section 2.2.1 of Schedule D.

1.291 ‘Provider Reporting’ means reports provided by Provider to document Services.

1.292 ‘Provision’ or ‘Provisioning’ means procuring and providing goods or services to users.

1.293 ‘Provisioning Catalogue’ means the listing of products that can be procured through an Automated Systems, inclusive of descriptions and commercial terms.

1.294 ‘Provisioning Request’ means an End User’s request for products and Services.

1.295 ‘Public Information’ means information that is readily available to the general public.

1.296 ‘Publication’ means the act of processing or publishing a newspaper.

1.297 ‘Publication Audits’ have the meaning set forth in Section 1.4.1(f) of Schedule G.

1.298 ‘Quality Service Levels’ meas Service Levels measuring the quality of Services provided.

1.299 ‘Racks’ mean the cabinets in which Servers are contained.

1.300 ‘Rate Table’ means the table defining the rates charged to Advertisers.

1.301 ‘Receiving Party’ means the Party receiving Confidential Information from the Disclosing Party.

1.302 ‘Reconciliations’ mean processes that explain the difference between the financial balances shown in an organization’s Systems.

1.303 ‘Records’ has the meaning set forth in Section 1.2.1 of Schedule G.

1.304 ‘Recovery’ means the act of re-establishing a System, computer or data to Production.

1.305 ‘Release’ means the current version of computer Code in the Production environment.

1.306  ‘Release Management’ means the process of managing new Configuration and system Changes to Applications.

1.307 ‘Release Management Process’ means the process for reviewing, approving and Implementing a process of Application in the Production environment.

1.308 ‘Remote Access’ means access to an End Users’ business systems from a Location outside of that which is managed by the Customer.

1.309 ‘Remote Office Locations’ mean offices outside of the Customer’s headquarters Location.

1.310 ‘Remote Software Distribution Application’ means an Automated System used to update computer Code on computers that are located outside of the physical Location of the Person responsible for making the update.

1.311 ‘Remote Systems Management’ means the Monitoring and managing computers and Applications in Locations other than where they are being monitored.

1.312 ‘Remote Users’ mean Users outside of the main Infrastructure of the company.

1.313 ‘Representatives’ has the meaning set forth in Section 8.1.2(c) of the Master Services Agreement.

1.314 ‘Required Consents’ mean, with respect to Intellectual Property owned by Third Parties that is licensed to Customer, real property and Facilities leased by Customer, and hardware rented or leased by Customer, those consents and approvals necessary to enable Provider to access and use such Intellectual Property, real property and Facilities, and hardware to the extent reasonably required for Provider to perform the Services and other obligations arising under and in accordance with the terms of the Agreement.

1.315 ‘Required Remediation Periods’ has the meaning set forth in Section 4.3.2 of Schedule G.

1.316 ‘Restoration’ means the act of bringing computers and Applications back to their operable state prior to a Disaster or other shut-down.

1.317 ‘Retained Expenses’ mean those expenses that are not passed on to the Provider and continue to be the responsibility of Customer.

1.318 ‘Retained Tasks’ mean only those functions, tasks, and responsibilities that are specifically listed on Schedule I.

1.319 ‘Rich Media Ads’ mean digital advertisements that leverage enhanced design elements such as corner peels and sliding billboards.

1.320 ‘Role’ means a user’s responsibilities within a System.

1.321 ‘Roll Back’ means the act of resetting a System to a point time, typically prior to a system failure, in order to refresh the System.

1.322 ‘Root Level Access’ means access to the core operating parameters of a computer.

1.323 ‘SAN’ means Storage Area Network.

1.324 ‘Scope’ means the processes and technology contemplated within the Services being provided.

1.325 ‘Section 3.5.2 Election’ has the meaning set forth in Section 3.5.2(a) of the Master Services Agreement.

1.326 ‘Security’ means protection of the facility, computing environment, personal and business data stored therein.

1.327 ‘Security Audits’ has the meaning set forth in Section 1.4.3 of Schedule G.

1.328 ‘Security Perimeter’ means the boundaries for which the Customer is required to manage intrusion and detection Security.

1.329 ‘Security Policy’ is the definition of what is required to be secure in the context of the Customer’s business.

1.330 ‘Security Procedures’ are set forth in Schedule F.

1.331 ‘Security Risk’ means threats to an intrusion or other Security breach.

1.332 ‘Select Customer Retained IT Staff’ means a group of individuals retained by Customer who require access to specified tools and Systems as identified through the Governance Process defined in Schedule D.

1.333 ‘Sensible Password’ is a measure of the effectiveness of a password in resisting guessing and brute-force attacks.

1.334 ‘Service Credit’ means a credit issued to Customer as set forth in more detail on Schedule C.

1.335 ‘Service Level’ means the standards of performance required by Customer to perform the Services as set forth in Schedule C.

1.336 ‘Service Level Default’ means the failure to perform the Services at the required Service Levels where such failure is not excused in accordance with Section 2.2.3 of Schedule C.

1.337 ‘Service Management Committee’ has the meaning set forth in Section 3.3 of Schedule D.

1.338 ‘Services’ has the meaning set forth in Section 3.2.1 of the Master Services Agreement.

1.339 ‘Shared Services’ means Services including: finance procure to pay, finance record to report, finance order to cash, sourcing and category management, finance fixed assets, hire to retire, call center and circulation management.

1.340 ‘Shared Services Service Levels’ has the meaning set forth in Exhibit C-2 attached to Schedule C.

1.341 ‘Shopping Cart’ means the SAP system means to forward orders for assets to other modules for processing.

1.342 ‘Significant Change’ means a Change to the System or computer Code requiring additional resources and subject to the Change Management Process.

1.343 ‘Single Sign-on (SSO) Capabilities’ means the ability of a user to sign onto the computer system one time and get access to multiple Applications.

1.344 ‘Site’ means Location.

1.345 ‘Software’ means any elements of coding or computer programs including, as applicable, the object Code and source Code and without regard to whether the Software is operating system Software, Middleware, Firmware, Application Software, tools or otherwise.  Software includes all Documentation.

1.346 ‘Software Image’ means the set of standard Applications that are applied to End Users computers.

1.347 ‘SOW’ means Statement of Work.

1.348 ‘Spam’ means unwanted and unsolicited email messages.

1.349 ‘Spec Ad’ means an advertisement sold typically with a prospective Client where the advertisement utilizes existing advertisement or standard format and only business information is customized.

1.350 ‘Special Position’ means a critical position in a magazine (including front cover, back cover, or other premium positions).

1.351 ‘Spend Category’ means a specific type or sub-type of commodity that is sourced and procured.

1.352 ‘Standard Image’ has the meaning set forth in Section 4.2.1(a) of Schedule B-1.

1.353 ‘Standard Operating Procedures’ means a written document or instruction detailing all steps and activities of a process or procedure.

1.354 ‘Standard Products’ mean the products in the catalogue that are reviewed and approved for purchase.

1.355 ‘Startup/Shutdown Testing’ means System testing to ensure that Disaster procedures are operable.

1.356 ‘Statement of Requirements’ means a sub-section of a Statement of Work.

1.357 ‘Statement of Work’ or ‘SOW’ means the non-exclusive description of the Services set forth in Schedule B-1, Schedule B-2 and Schedule B-3.

1.358 ‘Steady State’ means the phase in which Supplier delivers ongoing Level 2 and Level 3 maintenance and Support to the users of the Application.

1.359 ‘Steering Committee’ has the meaning set forth in Section 3.1 of Schedule D.

1.360 ‘Storage Area Network’ or ‘SAN’ means a dedicated storage Network that provides access to consolidated, block level storage.

1.361 ‘Subcontractor’ means a Third Party to whom Provider subcontracts or otherwise delegates any Provider obligations to perform Services in accordance with Section 6.3 of the Master Services Agreement.

1.362 ‘Subcontractor Personnel’ means any Personnel employed or contracted by or on behalf of a Subcontractor and are working on the Customer account.

1.363 ‘Subscribers’ mean Customers placing orders for Issues.

1.364 ‘Supplier’ means both the Supplier’s directly employed staff and any Third Party Entity that Supplier may subcontract with in order to provide the Services at its discretion.

1.365 ‘Supplier Managed Contracts’ mean all Contracts between Supplier and any Person for the purpose of providing or used to provide Services to Customer within the Scope of this Agreement.

1.366 ‘Supplier Managed Third Parties’ mean Third Party Suppliers contracting with Customer, which will be managed by the Supplier on Customer’s behalf (see ‘Managed Agreements’) in order to provide Services to Customer within the Scope of this Agreement.

1.367 ‘Support’ means activities undertaken by Supplier that are focused on keeping the system available to the business.  Support includes Monitoring, maintaining and tuning Applications and databases, Problem analysis, investigations, and diagnosis, until such time that it is determined to be a development item.

1.368 ‘System’ means a combination of computer Code, databases, and enabling Infrastructure that are combined to support a business process.

1.369 ‘Tailoring Support’ means the requirement that Supplier Personnel have the tools and information necessary to perform services such that Supplier Personnel will address specific Client Devices (Equipment, Software, etc.) when providing Support services, especially remote Support services.

1.370 ‘Technical Specification’ means documented requirement detail for developing a System.

1.371 ‘Term’ has the meaning set forth in Section 2.1.1 of the Master Services Agreement.

1.372 ‘Termination Effective Date’ has the meaning set forth in Section 5.1.1 of Schedule E.

1.373 ‘Termination For Convenience Fees’ mean the fees that Customer is required to pay Provider for termination for convenience, pursuant to Section 12.4 of the Master Services Agreement.  Such fees are set forth on Schedule K.

1.374 ‘Third Party’ means any Person other than Customer, any of Customer’s Affiliates, Provider or any of Provider’s Affiliates.

1.375 ‘Third Party Intellectual Property’ means all Intellectual Property that is licensed by a Third Party to Customer, Provider or a Subcontractor.

1.376 ‘Third Party Printer’ means the Printers used as Subcontractors.

1.377 ‘Third Party Supplier’ means an organization, Entity, or corporation that is not owned by either the Supplier or Customer.  Customer Third Party Suppliers mean those Third Party Suppliers contracted directly with Customer.  Supplier Third Party Suppliers mean those Third Party Suppliers contracted directly with the Supplier.

1.378 ‘Third Party Supplier Agreements’ mean contractual documents used to describe and manage a relationship between Customer and their Business Partners.

1.379 ‘Timeliness Service Levels’ mean Service Levels tracking the timeliness of the Services.

1.380 ‘Transferred Agreements’ mean those Customer Contracts, mutually agreed upon by Customer and Supplier, where ownership of the Contract will transfer to the Supplier as part of the Services the Supplier will provide to Customer.

1.381 ‘Transformation Services’ has the meaning set forth in Section 3.4.3 of the Master Services Agreement.

1.382 ‘Transition’ means the phase in which Supplier establishes the processes and capabilities to commence service delivery responsibilities.

1.383 ‘Transition Period’ has the meaning set forth in Section 5.1.1 of Schedule L.

1.384 ‘Transition Plan’ has the meaning set forth in Section 3.3.1 of the Master Services Agreement.

1.385 ‘Transition Services’ has the meaning set forth in Section 3.3.2 of the Master Services Agreement and shall continue until the last date detailed the Transition Plan set forth in Schedule L.

1.386 ‘Unit Price’ means the price for the individual unit for the category of Service.

1.387 ‘Vendors’ mean a set of Business Partners that provide both Direct and Indirect Goods and services.

1.388 ‘Vendor Set-Up Request’ means the form used by Customer employees to request and approve a new Vendor to be added to the System.

1.389 ‘Web Ads’ mean Ads used for the internet.

1.390 ‘Weighting Factors’ mean points assigned to a Service Level for purposes of Exhibit C-1, Exhibit C-2 and Exhibit C-3 attached to Schedule C, as amended from time to time.

1.391 ‘White Glove Advertisers and Accounts’ mean Customer Clients that receive preferential services and pricing.

1.392 ‘Word’ means word processing Software developed by Microsoft.